UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Equal Energy Ltd.
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NOTICE OF ANNUAL AND SPECIAL MEETING OF

STOCKHOLDERS TO BE HELD MAY 13, 2013

AND

MANAGEMENT INFORMATION CIRCULAR

AND

PROXY STATEMENT

April ●, 2013

EQUAL ENERGY LTD.
2600, 500 4th Avenue SW
Calgary, Alberta T2P 2V6

NOTICE OF ANNUAL AND SPECIAL MEETING OF STOCKHOLDERS
May 13, 2013

Dear Stockholder:

Notice is hereby given of, and you are cordially invited to attend, the 2013 annual and special meeting (the “Meeting”) of holders of common shares (the “Stockholders”) of Equal Energy Ltd. (the “Company”), which will be held Strand/Tivoli Room at the Metropolitan Centre, 333 - 4th Avenue S.W., Calgary, Alberta at 10:00 a.m. (Calgary Time) on Monday, May 13, 2013.

The Meeting is being held for the following purposes:

1.	To receive and consider the financial statements of the Company for the year ended December 31, 2012 and the auditor’s report thereon;

2.	To set the number of directors of the Company to be elected at the Meeting at seven;

3.	To elect directors of the Company to serve for the ensuing year or until their successors are duly elected or appointed;

4.	To conduct a non-binding advisory vote regarding the compensation of the Company’s named executive officers, as disclosed in the accompanying Information Circular;

5.	To conduct a non-binding advisory vote on the frequency of non-binding advisory votes to approve the Company’s named executive officers;

6.	To appoint KPMG LLP as auditors of the Company and to authorize the directors of the Company to fix KPMG LLP’s remuneration in that capacity;

7.	To approve Amended and Restated By-Law No. 1, being a general by-law amending and restating the previous general by-law of the Company;

8.	To consider and, if thought advisable, approve the renewal of the unallocated entitlements under the Company’s stock option plan and restricted share and performance share plan, respectively;

9.
To consider and, if thought advisable, approve an amendment to the Company’s articles to change the rights, privileges, restrictions and conditions in respect of the common shares of the Company, including changes to set forth the terms and conditions pursuant to which the Company may issue its common shares as payment of stock dividends declared on its common shares; and

10.	To transact such further and other business as may properly be brought before the Meeting or any adjournment thereof.

Only Stockholders of record at the close of business on April  5, 2013, (the “Record Date”) are entitled to notice of the Meeting and to vote at the Meeting or any adjournment thereof, except that a transferee of common shares of the Company after such Record Date may, not later than 10 days before the Meeting, establish a right to vote at the Meeting by providing evidence of ownership of such common shares and demanding that his or her name be placed on the Stockholder list for the Meeting in place of the transferor.  No cumulative rights are authorized and dissenter’s rights are not applicable to any matters being voted upon.

As a Stockholder of the Company, you have the right to vote on the proposals listed above. Please read the accompanying Information Circular carefully because it contains important information for you to consider when deciding how to vote. Your vote is very important.

You have three options in submitting your vote prior to the Meeting date:

1. You may sign and return the enclosed proxy card in the accompanying envelope;

2. You may vote over the internet at the address shown on your proxy card; or

3. You may vote by telephone using the phone number shown on your proxy card.

Whether or not you plan to attend the Meeting in person, please date, sign and return the enclosed proxy card promptly or vote over the telephone or internet. A return envelope is enclosed for your convenience. If you decide to attend the Meeting, you can, if you wish, revoke your proxy and vote in person. If you have any questions, please contact us through our website at www.equalenergy.ca, send us an email at info@equalenergy.ca or write us at 2600, 500 4th Avenue SW Calgary, Alberta T2P 2V6.

DATED at the City of Calgary, in the Province of Alberta, this ● day of April, 2013.

BY ORDER OF THE BOARD OF DIRECTORS OF EQUAL ENERGY LTD.

(signed) “Don Klapko”
Don Klapko
President and Chief Executive Officer
EQUAL ENERGY LTD.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

Equal Energy Ltd. (the “Company” or “Equal”) is sending you these proxy materials because management of the Company is soliciting your proxy to vote at the 2013 annual and special meeting (the “Meeting”) of holders of common shares (the “Shares”) of Equal (the “Stockholders”), including at any adjournments or postponements of the Meeting.  Information contained herein is given as of April ●, 2013 unless otherwise specifically stated.  You are invited to attend the Meeting to vote on the proposals described in this management information circular and proxy statement dated April ●, 2013, (the “Information Circular”).

However, you do not need to attend the Meeting to vote.  Instead, if you are a Stockholder of record as at the close of business on April 5, 2013, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.  See “How do I vote” below for further information on how to vote, including if you hold Shares through a broker in “street name”.

Equal intends to mail the proxy materials on or about April 16, 2013 to all Stockholders of record entitled to vote at the Meeting.  Equal expects that the Notice will be sent to Stockholders who hold their stock in “street name” on or about that same date.

How do I attend the Meeting?

The Meeting will be held at the Strand/Tivoli Room at the Metropolitan Centre, 333 - 4th Avenue S.W., Calgary, Alberta at 10:00 a.m. (Calgary Time) on Monday, May 13, 2013.

Directions to the Meeting may be found at http://www.equalenergy.ca.    Information on how to vote in person at the Meeting is discussed below.

Who can vote at the Meeting?

Only Stockholders of record at the close of business on April 5, 2013 (the “Record Date”) will be entitled to vote at the Meeting or any adjournment thereof, except that a transferee of Shares of the Company after such Record Date may, not later than 10 days before the Meeting, establish a right to vote at the Meeting by providing evidence of ownership of such Shares and demanding that his or her name be placed on the Stockholder list for the Meeting in place of the transferor.  On the Record Date, there were   XX,XXX,XXX Shares outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name

If on April 5, 2013, your Shares were registered directly in your name with Equal’s transfer agent, Olympia Trust Company (“Olympia”), then you are a Stockholder of record.  As a Stockholder of record, you may vote in person at the Meeting or vote by proxy.  Whether or not you plan to attend the Meeting, the Company urges you to fill out and return the proxy mailed to you or vote by proxy by telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 5, 2013, your Shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of Shares held in “street name” and the Notice, and/or these proxy materials if you have received them, are being forwarded to you by that organization.  The organization holding your account is considered to be the Stockholder of record for purposes of voting at the Meeting.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the Shares in your account.  You are also invited to attend the Meeting.  However, since you are not the Stockholder of record, you may not vote your Shares in person at the Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are eight matters scheduled for a vote:

•	Set the number of directors of the Company to be elected at the Meeting at seven;

•	Elect directors of the Company to serve for the ensuing year or until their successors are duly elected or appointed;

•	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this Information Circular;

•	Advisory approval on the frequency of non-binding advisory votes to approve the compensation of the Company’s named executive officers;

•
Appoint KPMG LLP as the independent registered public accounting firm of Equal for its fiscal year ending December 31, 2013 and authorize the directors of the Company to fix KPMG LLP’s remuneration in that capacity;

•	Consider and, if thought advisable, approve Amended and Restated By-Law No. 1, being a general by-law amending and restating the previous general by-law of the Company;

•
Consider and, if thought advisable, approve the renewal of the unallocated entitlements under the Company’s stock option plan (the “Stock Option Plan”) and restricted share and performance share plan (the “RSPS Plan”), respectively; and

•
Consider and, if thought advisable, approve an amendment to the Company’s articles to change the rights, privileges, restrictions and conditions in respect of the Shares, including changes to set forth the terms and conditions pursuant to which the Company may issue Shares as payment of stock dividends declared on the Shares.

In addition, at the Meeting the consolidated financial statements of the Company for the year ended December 31, 2012 and the auditor’s report thereon will be presented to the Stockholders.

What if another matter is properly brought before the Meeting?

The Company knows of no other matters that will be presented for consideration at the Meeting.  If any other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the board of directors of the Company (the “Board”) and to appoint KPMG as auditors of the Company or you may “Withhold” your vote for any nominee you specify and from voting for the appointment of KPMG as auditor.  For each of the other matters to be voted on, you may vote “For” or “Against”.

The procedures for voting are fairly simple:

Stockholders of Record: Shares Registered in Your Name

If you are a Stockholder of record, you may vote in person at the Meeting, vote by proxy on the internet or by telephone, or vote by proxy using the proxy card enclosed herein.  Whether or not you plan to attend the Meeting, Equal urges you to vote by proxy to ensure your vote is counted.  You may still attend the Meeting and vote in person even if you have already voted by proxy pursuant to the proxy revocation instructions below.

•	To vote in person, come to the Meeting and Equal will provide you a ballot when you arrive.

•
To vote using the proxy form, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us by 2:00 p.m. Mountain Standard Time on May 9, 2013, Equal will vote your Shares as you direct.

•	To vote via fax, complete the proxy form, ensuring that you sign and date it, and fax all pages in one transmission to 1 (403) 265-1455.

•	To vote via e-mail, complete the proxy form, ensuring that you sign and date it, scan all pages and e-mail to proxy@olympiatrust.com.

•
 To vote on the internet, go to https://secure.olympiatrust.com/proxy to complete an electronic proxy form.  You will be asked to provide your alpha-numeric Web Voting ID Number from the Notice.  Your vote must be received by 2:00 p.m. Mountain Standard Time on May 9, 2013, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of Shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Equal.  Simply follow the voting instructions in the Notice to ensure that your vote is counted.  Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank.  Every intermediary/broker provides its own voting instructions, which should be carefully followed by beneficial owners to ensure their Shares are voted at the Meeting or any adjournment(s) thereof.  Shares held by intermediaries/brokers can only be voted upon the instructions of the beneficial owner.  To vote in person at the Meeting, you must obtain a valid proxy from your broker, bank, or other agent.  Follow the instructions from your broker or bank, or contact your broker or bank to request a proxy form.

Equal has provided telephone and internet proxy voting to allow you to vote your Shares, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.  However, please be aware that you must bear any costs associated with your telephone or internet access, such as usage charges from internet access providers.

How many votes do I have?

On each matter to be voted upon, you have one vote for each Share you own as of April 5, 2013.

What if I return a proxy form or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your Shares will be voted, as applicable, “For” the setting of the number of directors to be elected at the Meeting at seven; “For” the election of all seven nominees for director; “For” the advisory approval of executive compensation; “For” a three (3) year frequency on the frequency of the non-binding advisory approval of executive compensation; “For” the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013; “For” the approval of Amended and Restated By-Law No. 1; “For” the approval of the renewal of the unallocated amounts under the Stock Option Plan and RSPS Plan, respectively; and “For” the amendment to the Company’s articles to change the rights, privileges, restrictions and conditions in respect of the Shares.  If any other matter is properly presented at the Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your Shares using his or her best judgment.

Who is paying for this proxy solicitation?

Equal will pay for the entire cost of soliciting proxies.  In addition to mailing these proxy materials, our directors and employees and Kingsdale Shareholder Services Inc. (“Kingsdale”) may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies, but if Kingsdale solicits proxies it will be paid its customary fee of approximately $70,000.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or more than one set of proxy materials?

If you receive more than one Notice or more than one set of proxy materials, your Shares may be registered in more than one name or in different accounts.  Please follow the voting instructions on the Notices or the instructions on the proxy cards in the proxy materials to ensure that all of your Shares are voted.

Can I change my vote after submitting my proxy?

Yes.  A Stockholder who has submitted a proxy card as directed hereunder may revoke it at any time prior to the exercise thereof.  If a person who has given a proxy attends personally at the Meeting at which that proxy is to be voted, that person may revoke the proxy and vote in person.  In addition to the revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing executed by the Stockholder or his/her attorney or authorized agent and deposited either at the office of Olympia at 2300, 125 – 9th Avenue S.E. Calgary, Alberta, T2G 0P6 at any time up to 2:00 p.m. (Calgary time) on the second last business day before the date of the Meeting, or any adjournment(s) thereof, or with the Chairman of the Meeting on the day of the Meeting or any adjournment(s) thereof, in either case prior to its commencement, and upon either of those deposits, the proxy is revoked.

If your Shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Meeting, who will separately count, for the proposal to elect directors and to appoint KPMG as auditors for the Company, votes “For,” “Withhold” and broker non-votes (as discussed below); and, with respect to the other proposals, votes “For”, “Against,” abstentions and, if applicable, broker non-votes.  Broker non-votes and abstentions by beneficial owners have no effect and will not be counted towards the vote total for any proposal.  If you are a registered holder of shares and “Abstain” from voting it will have the same effect as a “For” vote.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of Shares held in “street name” does not give instructions to the broker or nominee holding the Shares as to how to vote on matters deemed “non-routine.” Generally, if Shares are held in street name, the beneficial owner of the Shares is entitled to give voting instructions to the broker or nominee holding the Shares.  If the beneficial owner does not provide voting instructions, the broker or nominee will not be permitted to vote the Shares.

How many votes are needed to approve each proposal?

Regarding proposal numbers 2 and 5, relating to the election of directors and the appointment of auditors of the Company, respectively:  the seven director nominees receiving the most “For” votes (of the votes cast or on behalf of Stockholders present in person or represented by proxy and entitled to vote on the election of directors) will be elected and KPMG will be appointed if it receives more “For” votes than “Withhold” votes.  Only votes “For” will affect the outcome on the vote for the election of directors.

Regarding proposal numbers 1, 3, 4, 6 and 7:  each such proposal will be approved if it receives more “For” votes than “Against” votes.  If you are a beneficial owner of Shares and   “Abstain” from voting, it will have no effect. Broker non-votes will have no effect.  If you are a registered holder of Shares and “Abstain” from voting it will have the same effect as a “For” vote.

Regarding proposal number 8: such proposal will be approved if it receives “For” votes from at least two-thirds of the Shares being voted in person or by proxy at the Meeting.  If you are a beneficial owner of Shares and “Abstain” from voting, it will have no effect.  Broker non-votes will have no effect.  If you are a registered holder of Shares and “Abstain” from voting it will have the same effect as a “For” vote.

What is the quorum requirement?

A quorum of Stockholders is necessary to hold a valid meeting.  At the Meeting, a quorum shall consist of two or more persons either present in person or represented by proxy and representing, in aggregate, not less than 25% of the votes attached to all outstanding Shares.  If a quorum is not present at the time fixed for the holding of the Meeting, it shall stand adjourned to such day being not less than 21 days later and to such place and time as may be determined by the Chairman of the Meeting.  At such meeting, the Stockholders present either in person or by proxy shall form a quorum.  On the Record Date, there were XX,XXX,XXX  votes that could be cast.  Those votes were represented by XX,XXX,XXX Shares outstanding and entitled to vote.

Your Shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.

How can I find out the results of the voting at the Meeting?

Preliminary voting results will be announced at the Meeting.  In addition, final voting results will be published (i) in a current report on Form 8-K that we expect to file on EDGAR at www.sec.gov and (ii) in a report of voting results on SEDAR at www.sedar.com, within four business days after the Meeting.  If final voting results are not available to us in time to file a Form 8-K within four business days after the Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The Information Circular and annual financial statements, including management’s discussion and analysis, for the year ended December 31, 2012 are available to view at:

SEDAR at www.sedar.com

or

on the SEC’s website at www.sec.gov

or

on Equal’s website at:

http://www.equalenergy.ca

PROPOSAL 1

SET THE NUMBER OF DIRECTORS OF EQUAL TO BE ELECTED AT SEVEN

The articles of Equal provide for a minimum of three (3) directors and a maximum of fifteen (15) directors. The Board is proposing the election of directors and accordingly proposes setting the number of directors of Equal to be elected at seven (7).

“BE IT RESOLVED THAT Seven (7) directors be elected to the Board of the Company to serve until the next annual meeting.”

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 1

PROPOSAL 2

ELECTION OF DIRECTORS

There are seven (7) nominees for the Board this year.  Each director to be elected will hold office until the next annual meeting of Stockholders and until his successor is elected, or, if sooner, until the director’s death, resignation or removal.

Directors are individually elected by a plurality of the votes of the holders of Shares present in person or represented by proxy and entitled to vote on the election of directors.  The seven nominees receiving the highest number of affirmative votes will be elected. Stockholders should note that they will vote for individual directors as opposed to voting for directors as a slate.  The Board is currently considering the adoption of a majority voting policy, pursuant to which in an uncontested election of directors, any nominee who receives a greater number of votes “Withheld” than votes “For” will tender a resignation to the Chairman of the Board promptly following Equal’s annual meeting, subject to acceptance by the Board.  The Company has not at this time implemented such majority voting policy because of the significant restructuring and transitions that have happened with the Company in the past year including the re-constitution of the Board with over 40% change in personnel.  The new Board plans to review a majority voting policy further once elected.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below.  If any nominee becomes unavailable for election as a result of an unexpected occurrence, Shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by Equal.  Each person nominated for election has agreed to serve if elected.  Equal’s management has no reason to believe that any nominee will be unable to serve.

NOMINEES

The following table sets out the names of proposed nominees for election as directors, together with their province of primary residence, principal occupations, year first elected or appointed as a director and membership on committees of the Board.

The information as to the Shares beneficially owned or over which control or direction is exercised by each nominee has been furnished by the respective nominees individually as of the date of this Information Circular

Name and Place of Residence	Age	Voting Common Shares Controlled or Beneficially Owned (5)(6)	Offices Held and Time as Director	Principal Occupation
Lee Canaan Michigan, USA	56	6,622	New nominee	Founding partner and portfolio manager of a private investment management firm.
Michael Coffman Oklahoma, USA	60	-	New nominee	President, Chief Executive Officer and a Director of Panhandle Oil and Gas Inc.
Michael Doyle(1) (3) (4) Alberta, Canada	66	64,488	Director since December 31, 2007	Chief Executive and a principal on CanPetro International Ltd., a private company active since 1993 in oil and gas production and other investments within Canada and internationally.
Victor Dusik (1) (3) (4) British Columbia, Canada	63	2,821	Director since February 15, 2008	Managing Director of Imro Capital Corp., a capital provider to the renewable energy sector.
Kyle Travis Oklahoma, USA	56	2,000	New nominee	President of Patriot Resources, LLC.
Robert Wilkinson (1) Alberta, Canada	66	130,200	Director since May 12, 2011	Independent business man since 2005.
Don Klapko Alberta, Canada	55	345,185	President, Chief Executive Officer (“CEO”) and Director of Equal since June 27, 2008	President & CEO of Equal Energy Ltd.
Notes:

(1)	Member of the Audit Committee.
(2)	Member of the Reserves & HSE Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Governance and Nominating Committee.
(5)	As of April ●, 2013 and excluding Shares issuable upon the exercise of outstanding Stock Options (as defined herein), rights or deferred entitlements.
(6)	Lee Canaan’s shares are beneficially owned as manager of the Canaan Family Trusts

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Governance and Nominating Committee to recommend that person for reelection as a director, as of the date of this Information Circular.

Don Klapko. Mr. Klapko was appointed President and Chief Executive Officer and to the Board in June 2008.  He has over 35 years of oil and gas industry experience with the last fourteen years directly involved at the executive management level, most recently as President and Director of Trigger Resources Ltd., a private exploration and production company, and prior to that at Rio Alto Exploration Ltd. as Vice President of Operations. Earlier, Mr. Klapko worked in various technical and supervisory positions in oil and gas facilities, mechanical and operations functions. Mr. Klapko holds a Mechanical Engineering Technology Diploma from Kelsey Institute in Saskatchewan. The Governance and Nominating Committee recommended Mr. Klapko for re-election because of his valuable contributions in leadership to Equal for the past five years, the success of the strategic review carried out during 2012 and 30 years of employment with publicly traded international oil and gas companies.

Lee Canaan.  Ms. Canaan has over 33 years of professional experience in both oil and gas operations, capital markets, and investment management.  Ms. Canaan has worked for three major oil companies, one of the ten largest mutual fund companies, and is currently the founding partner and portfolio manager of a private investment management firm.  She began her career working as a petroleum geophysicist for eight years with Amoco in Houston.  Post-MBA, Ms. Canaan was a money manager and corporate finance professional at ARCO’s Corporate Treasury in Los Angeles before joining AIM Management in Houston.  At AIM, she was a member of a small investment team managing $4 billion in high yield bonds.  Currently Ms. Canaan manages a “special situations” investment fund and has served on the executive team of a private equity firm in Bloomfield Hills, Michigan.  In 2009 the US Department of Energy recognized Ms. Canaan as a Geothermal Energy and Financial Valuation Expert, for the purpose of reviewing public and private sector loans, grants, and awards.  In the past, Ms. Canaan has served as a director of two publicly-traded companies.  Ms. Canaan has a B.S. in Geological Sciences from the University of Southern California, M.S. in Geophysics from the University of Texas at Austin, M.B.A. in Finance from the Wharton School at the University of Pennsylvania, and holds the Chartered Financial Analyst (CFA) designation.  In the past, she was a member of the American Association of Petroleum Geologists and the Society of Exploration Geophysicists.  The Governance and Nominating Committee recommended Ms. Canaan for election because of her combination of technical operations, capital markets, company valuation and investment management experience.

Michael Coffman.  Mr. Coffman is President, Chief Executive Officer and a Director of Panhandle Oil and Gas Inc. Panhandle is listed on the New York Stock Exchange and trades under the symbol PHX.  He has been employed by Panhandle since 1990 serving as Treasurer, Chief Financial Officer, Co-President and since 2007 President and CEO.  Mr. Coffman graduated from Oklahoma State University in 1975 with a bachelors’ degree in business administration, and worked in public accounting for three years before becoming involved with companies in the oil and gas industry.  Mr. Coffman is a member of the Associates of the Spears School of Business at Oklahoma State University, a member of the Independent Petroleum Association of America and the Oklahoma Independent Petroleum Association.  He is an advisory board member of The Bank of Oklahoma – Oklahoma City and in January 2013 was appointed to serve a three-year term on the Board of Directors of the Oklahoma City Branch of the Federal Reserve Bank of Kansas City.  The Governance and Nominating Committee recommended Mr. Coffman for election because of his long-standing business leadership role in the oil and gas business in Oklahoma, his knowledge of managing a publicly listed company on the New York Stock Exchange and his background in treasury and finance.

Michael Doyle.  Mr. Doyle joined Equal’s Board December 2007.He is a Certified Corporate Director (ICD.D) and Registered Professional Geophysicist (P. Geoph.) with more than 40 years of wide-ranging global experience in finding, developing and producing hydrocarbons. He is actively involved in Capital Markets and Financings, and has extensive knowledge of Corporate Structures, including Joint Venture entities. Mr. Doyle is a principal of privately held CanPetro International Ltd. and its affiliates, and is the Chairman and a founding shareholder of Madison Petrogas Ltd., an international exploration and production company with operations in Egypt and Cameroon. In his executive role with Madison, Michael has conducted business negotiations in a variety of countries in the Middle East region, including Algeria, Tunisia and the United Arab Emirates. He was previously a principal and Chief Executive Officer of Petrel Robertson Ltd. where he was responsible for providing technical and financial advice to clients in Canada and numerous other parts of the world. He has served as a director of a number of companies, principally in the petroleum sector, and has recently been appointed as an Advisory Board Member for the Latin American Research Centre at the University of Calgary. Mr. Doyle holds a Bachelor of Science (Math and Physics) from the University of Victoria where he has served as a member of the Cooperative Education Advisory Council.  The Governance and Nominating Committee recommended Mr. Doyle for re-election because of his extensive experience in the oil and gas business, his technical expertise in geophysics and his expertise in corporate governance as a Certified Corporate Director.

Victor Dusik. Mr. Dusik joined Equal`s Board in February 2008. Mr. Dusik is a Chartered Accountant, Chartered Business Valuator and a Certified Corporate Director with extensive experience in the areas of corporate finance, acquisitions and divestitures, valuations, risk management and public reporting and compliance. He is Managing Director of Imro Capital Corp., a private equity firm based in Vancouver, British Columbia.  Previously, he was Chief Financial Officer of Run of River Power Inc., a publicly traded developer of renewable energy, Vice President Finance and Chief Financial Officer with Maxim Power Corp., a publicly traded international power developer, and Chief Executive Officer of Monarch Capital Limited, a private equity firm. He spent more than 30 years in various progressive positions, including senior partner, with Ernst & Young LLP providing public accounting and consultancy services to a wide variety of companies and industry sectors, including oil and gas. He served as a director of Taylor NGL Limited Partnership as well as several other companies. Mr. Dusik holds a Master of Business Administration from the Richard Ivey School of Business, Western University. Mr. Dusik is a member of the Governance and Nominating Committee, Compensation Committee and is the Chairman of the Audit Committee. The Governance and Nominating Committee recommended Mr. Dusik for re-election because of his in depth knowledge of public accounting and auditing practice, his experience in the areas of corporate finance and acquisitions and divestitures, his valuable contribution as chairman of the Special Committee during the Company’s strategic review his Certified Corporate Director designation and his strength in the area of corporate governance.

Kyle Travis. Mr. Travis is a Petroleum Engineer with 34 years of diversified experience in the oil and gas industry.  He has a proven record of effectively building oil and gas companies from infancy to significance.  Kyle has spent a large percentage of his career in Oklahoma and is very familiar with the plays in Oklahoma and surrounding states.  He is experienced in all phases of petroleum engineering including economic evaluations, reservoir, drilling, completion, and production engineering.  His management experience includes both companies that have grown via drilling prospects and others through acquisitions.  In addition to being President of Patriot Resources, LLC, Kyle currently teaches international and domestic completion and operations classes for Petroskills throughout the world.  He has a B.S. degree in Petroleum Engineering from the University of Oklahoma.  The Governance and Nominating Committee recommended Mr. Travis for election because of his extensive oil and gas business knowledge, specifically in the mid-continent and Oklahoma region as well as his broad technical expertise in the evaluation, drilling and production of oil and natural gas.

Robert Wilkinson. Mr. Wilkinson joined Equal`s Board in May 2011. Mr. Wilkinson retired as a Principal and Director with Peters & Co. Limited, a position held from 1981 - 2005. Mr. Wilkinson was in the securities industry for over 35 years, the early years with Burns Bros., Denton and Wood Gundy. Mr. Wilkinson currently sits on the board of a number of private and start-up companies and sat on the board of Pure Energy Services Ltd. from January 10, 2007 until October 1, 2012, when it was acquired by FMC Technologies, Inc. Mr. Wilkinson holds a BSc from the University of Manitoba and has completed his professional certification from the Institute of Corporate Directors. Mr. Wilkinson is a member of the Audit Committee. The Governance and Nominating Committee recommended Mr. Wilkinson for re-election because of his extensive knowledge of capital markets and trading in public securities, his strong contribution as a member of the Special Committee during the Company’s strategic review and his Certified Corporate Director designation.

OTHER INFORMATION

Except as noted below, to the knowledge of the Company, no proposed director:

a.	is, as at the date of this Information Circular, or has been within the last 10 years before the date hereof, a director or executive officer of any company (including Equal) that:

i.
while the proposed director was acting in that capacity, was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, in each case for a period of more than 30 consecutive days (an “Order”); or

ii.
was subject to an Order that was issued after the proposed director ceased to be a director or executive officer and which resulted from an event that occurred while that person was acting in the capacity as director or executive office; or

iii.
while the proposed director was acting in that capacity or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

b.
has, within the last 10 years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director; or

c.	has been subject to any:

i.
penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a Securities regulatory authority; or

ii.	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonably security holder in deciding whether to vote for proposed director.

Exceptions:

Michael Doyle
On February 23, 2007, Mr. Doyle became a director and took on the role of Chairman of Vanquish Energy Corp., a private Canadian oil and gas company that was in financial crisis.  Shortly thereafter, he replaced the chief executive officer, and assumed that role in order to better assess and best mitigate damage to all the stakeholders of the company.  After discussion and negotiation with the secured creditor, the company entered into receivership on March 27, 2007.

“BE IT RESOLVED THAT Lee Canaan, Michael Coffman,  Michael Doyle, Victor Dusik, Kyle Travis, Robert Wilkinson and Don Klapko be elected to the Board to serve until the next annual general meeting of Stockholders.”

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

INFORMATION REGARDNG THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Equal`s Board recognizes that excellence in corporate governance is essential in carrying out our responsibilities to our stakeholders, including our Stockholders, employees, customers, communities, and creditors, as well as to the environment. Our Corporate Governance Guidelines, By-Laws, Code of Business Conduct, Trading Policy, Whistleblower Policy, Health, Safety and Environment Policy and written charters for each of the Board, the Audit Committee, the Compensation Committee, the Governance and Nominating Committee and the Reserves & HSE Committee, all as amended from time to time, can be found on the Company’s web site at www.equalenergy.ca. These documents provide the framework for our corporate governance. Any of these documents will be furnished in print free of charge to any Stockholder who requests one or more of them. You can submit such a request to the Senior Vice President, Finance and Chief Financial Officer via the Company’s website at www.equalenergy.ca.

Equal follows the listing standards of the NYSE and the objectives and guidelines relating to corporate governance set forth in National Policy 58-201 – Corporate Governance Guidelines of the Canadian Securities Administrators (“NP 58-201”). As required by National Instrument 58-101 – Disclosure of Corporate Governance Practices of the Canadian Securities Administrators (“NI 58-101”), certain corporate governance practices of the Company are set forth below.

As required under the NYSE listing standards and as recommended by 58-201, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors.  The Board consults with Equal`s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the NYSE listing standards, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), NI 58-101 and National Instrument 52-110 – Audit Committees of the Canadian Securities Administrators (“NI 52-110”).

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director or any of his family members and Equal, its senior management and its independent auditors, the Board has affirmatively determined that the following six of seven directors are independent directors within the meaning of the applicable NYSE  listing standards, the Exchange Act, NI 58-101 and NI 52-110: Lee Canaan, Michael Coffman, Michael Doyle, Victor Dusik, Kyle Travis, Robert Wilkinson.  In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with Equal.  Don Klapko, Equal`s President and Chief Executive Officer, is not an independent director by virtue of his employment with Equal.

BOARD LEADERSHIP STRUCTURE

Equal`s Chairman of the Board is an independent director.  The Board has determined that this leadership structure is an appropriate structure for Equal because of the added experience and leadership provided to Equal from having separate individuals perform the Chairman and Chief Executive Officer function.  Equal believes that having an independent Chairman of the Board also adds an extra level of independence to the board as a whole, and increases the ability and credibility of the board in its management oversight functions. The Chairman’s key responsibilities include duties relating to setting the Board meeting agendas, chairing Board and the shareholder meetings, director development, providing input on potential director candidates and providing feedback to the President and Chief Executive Officer.

ROLE OF THE BOARD IN RISK OVERSIGHT AND BOARD MANDATE

Equal`s management is responsible for assessing the risks facing Equal and evaluating such risks, and the Board provides an oversight role with respect to risk management. Equal administers its risk oversight function through our Audit Committee and Compensation Committee as well as through our Board as a whole. Equal`s Audit Committee is empowered to appoint and oversee Equal`s independent registered public accounting firm, and monitor the integrity of our financial reporting processes and systems of internal controls and provide an avenue of communication among its independent auditors, management, and Board. The Compensation Committee is responsible for overseeing the management of risks related to our compensation arrangements.

The Board Mandate is attached hereto as Appendix “A”.

MEETINGS OF THE BOARD OF DIRECTORS

The Board meets at least every quarter for a formal Board meeting.  Depending on the level of activity of Equal, the Board will meet on an ad hoc basis as necessary to provide input and guidance to management.  The independent directors meet regularly without non-independent members of the Board being present.    In addition, to facilitate open and candid discussions among independent directors, the Board has formed four committees comprised entirely of independent directors.  These committees meet regularly and are permitted to meet independently of non-independent directors and management in accordance with the timing set out in the charters of each committee or as otherwise determined necessary.

Under Equal`s Corporate Governance Listing Standards, directors are expected to attend regularly scheduled Board meetings and meetings of committees on which they serve, as well as the annual meeting of Stockholders. There were 13 Board meetings and 20 Board committee meetings in 2012 and all but one director that served on the Board during 2012 attended 100% of the meetings of the Board and of each committee on which he served. In addition, all of the incumbent directors except for one attended the 2012 annual meeting of Stockholders on May 11, 2012.  As required under the NYSE listing standards, in fiscal 2012, Equal`s independent directors met in regularly scheduled executive sessions at which only independent directors were present.  The Chairman of the Board, Dan Botterill is the lead independent director who runs the Board meetings.  The committee meetings are run by the respective Chairmen of the committees who are all independent. The members of the Board are not required to attend the annual meeting of shareholders.  All members of the Board attended the 2012 annual meeting of shareholders.

Interested parties may contact independent directors with any concerns by e-mail at info@equalenergy.ca or by mail to Equal Energy Ltd. 4801 Gaillardia Parkway, Suite 325, Oklahoma City, OK, 73142.

Attendance

The following table summarizes each current director’s attendance record for the year ended December 31, 2012.
Director	Number of Board meetings attended	%	Number of Committee meetings attended	%
Daniel Botterill	13/13	100	14/14	100
Peter Carpenter	13/13	100	1/1	100
Michael Doyle	13/13	100	20/20	100
Victor Dusik	13/13	100	20/20	100
Roger Giovanetto	11/13	85	4/4	100
Robert Wilkinson	13/13	100	17/17	100
Don Klapko	13/13	100	8/8	100

Position Descriptions

The Board has developed a written description for the responsibilities of each committee.  There are no specific written position descriptions for the Chairman of the Board or for the chairs of the committees.  It is generally understood that the chair of each committee is responsible for guiding the committee pursuant to the procedures and guidelines set out in each written committee charter.  Further, it is generally understood that as Chairman, Mr. Botterill is responsible for the management, development and effective performance of the Board.  See “Chairman of the Board” above for more information.  The Board has developed a written position description for the CEO.

Orientation and Continuing Education

At present, the Company does not provide a formal orientation and education program for new directors.  However, each new director is provided with background material on the Company the contents of which are determined based on the director’s familiarity with the Company and its interests.  The materials include the committee mandates and copies of all policies, among other items.  Prior to joining the Board, potential board members are encouraged to meet with management to inform themselves regarding the Company’s business and affairs.  After joining the Board, management and the Board provide orientation to new directors as necessary based on the particular needs and experience of each director and the Board as a whole.

The Company currently has no specific policy regarding continuing education for directors.  However, three of the seven current directors are members of the Institute of Corporate Directors, and are pursuing continuing education through this institution.  Other requests for continuing education by the directors are encouraged and dealt with on an ad hoc basis.

Ethical Business Conduct

The Board has written policies regarding business conduct, disclosure, confidentiality, and Share trading.  The Code of Business Conduct, as amended from time to time, sets out the minimum standards of behaviour required by all employees, officers, directors and consultants in conducting the business affairs of the Company.  It outlines how to address conflicts of interests, privacy, ethics, communication and confidentiality issues.  The Code of Business Conduct is approved by the Board and directors on the Board are expected to comply.  Any waivers from the Code of Business Conduct must be approved by the Board.  The Trading Policy prescribes rules for insiders and employees with respect to trading in securities of the Company when there is undisclosed material information or pending material developments with respect to the Company.  The Disclosure Policy addresses the Company’s disclosure practices and procedures and outlines the principles guiding the Company in its disclosure practices and procedures.  [Note:  Disclosure Policy not on Company website – confirm still in effect.]  A copy of any of the aforementioned policies can be obtained by contacting Equal at info@equalenergy.ca [and can be found on the Company’s website at www.equalenergy.ca].

In addition to the guidance provided in the Code of Business Conduct, in accordance with the Business Corporations Act (Alberta), a director or officer who is a party to a material contract or proposed material contract with the Company or the Company’s subsidiaries or is a director or an officer of or has a material interest in any person who is a party to a material contract or proposed material contract with the Company or the Company subsidiaries shall disclose to Equal the nature and extent of the director’s or officer’s interest.  In addition, a director shall not vote on any resolution to approve a contract of the nature described except in limited circumstances.

The Whistleblower Policy was designed to ensure a culture of ethical business conduct.

Nomination of Directors

The Governance and Nominating Committee has responsibility for making recommendations to the Board regarding composition of the Board, candidates to fill vacancies and succession planning.  See “Governance and Nominating Committee”.

Audit Committee

The Audit Committee consists of Mr. Dusik (Chairman), Mr. Doyle and Mr. Wilkinson, all three being independent and unrelated directors.  The Audit Committee of the Board was established by the Board in accordance with NI 52-110 and Section 3(a)(58)(A) of the Exchange Act, to oversee Equal’s corporate accounting and financial reporting processes and audits of its financial statements.  For this purpose, the Audit Committee performs several functions.  The Audit Committee reviews our financial reports and other financial information disclosed to the public, the government and various regulatory bodies, our system of internal accounting, our financial controls, and the annual independent audit of our financial statements.  The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on Equal’s audit engagement team as required by law; reviews and approves or rejects transactions between Equal and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Equal regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review Equal’s annual audited financial statements and quarterly financial statements with management and the independent auditors, including a review of Equal’s annual and quarterly management’s discussion and analysis.

The Board reviews the definition of independence for Audit Committee members set forth in the NYSE  listing standards and NI 52-110 and has determined that all members of Equal`s Audit Committee are independent (as independence is currently established in Section 303A.02 of the NYSE listed company manual and pursuant to NI 52-110).  Additionally, each Audit Committee member has met the criteria for audit committee independence set forth in Rule 10A-3 promulgated pursuant to the Exchange Act and is financially literate for the purposes of NI 52-110.  The Board has determined that Mr. Dusik, an independent director, qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K promulgated by the SEC, based on his past experience as a former Ernst and Young partner.  In addition to Equal`s Audit Committee, Mr. Wilkinson also serves on the audit committee of three other companies, all private. In two of the companies, the audit function is a Committee of the whole board.  The Board has determined that these simultaneous services do not impair Mr.Wilkinson’s ability to effectively serve on Equal’s Audit Committee.  Messrs. Dusik and Doyle do not sit on any other audit committees.  Please refer to the heading “Audit Committee” in the Company’s annual information form for the disclosure required by section 5.1 of NI 52-110.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2012, with management of Equal.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.  The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.  Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in Equal`s annual report on Form 10-K for the fiscal year ended December 31, 2012.

Audit Committee of the Board:
Michael Doyle
Victor Dusik
Robert M. Wilkinson

Compensation Committee

The Compensation Committee, as at the date of this Information Circular, is composed entirely of independent directors, being Mr. Giovanetto (Chair), Mr. Doyle and Mr. Dusik. The Compensation Committee is a committee of the Board to which the Board has delegated its responsibilities by reviewing and, as appropriate, approving:

(a)	Overall budget salary increases for employees, including cash compensation but excluding compensation of the CEO;

(b)	Compensation and benefit proposals for the officers of Equal, excluding the CEO;

(c)	Recommendations to the Board with respect to compensation of executive officers other than the CEO and incentive compensation and equity based plans that are subject to the approval of the Board;

(d)
Company goals and objectives relevant to CEO compensation, evaluating the CEO’s performance in light of those goals and objectives, and either as a committee or together with the independent directors (as determined by the Board), determining and approving the CEO’s compensation based on this evaluation;

(e)	Policies and principles for CEO selection and performance review, as well as policies regarding succession in the event of any emergency or retirement of the CEO; and

The Compensation Committee met met three times during 2012.

See “Risk Mitigation” below for a description of the Compensation Committee’s role in behavioral risk mitigation.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2012 are described in greater detail in the compensation discussion and analysis section of this Information Circular.

Reserves & HSE Committee

The Reserves & HSE Committee currently consists of Mr. Carpenter (Chairman), Mr. Giovanetto and Mr. Botterill.  The mandate of the Reserves & HSE Committee is to review the selection of an independent reserves evaluator for undertaking each reserves evaluation as the same may be required from time to time, consider and review the impact of changing independent evaluators and review all matters relating to the preparation and public disclosure of reserve estimates and review the nature and extent of compliance in areas of health, safety regulatory compliance and environmental matters.

The Reserves & HSE Committee oversees Equal’s (1) annual review of its oil and gas reserves, (2) procedures for evaluating and reporting its oil and gas producing activities, and (3) compliance with applicable regulatory and securities laws relating to the preparation and disclosure of information with respect to its oil and gas reserves.  The Reserves & HSE Committee also consults with the Audit Committee on matters relating to Equal’s oil and gas reserves which impact Equal’s financial statements.   All members of the Reserves & HSE Committee are independent (as independence is currently defined in Section 303A.02 of the NYSE listed company manual, the Exchange Act, NI 58-101 and NI 52-110).  The Reserves & HSE Committee met one time during fiscal 2012.  The Reserves & HSE Committee has a written charter that is available on Equal’s website at http://www.equalenergy.ca.

Governance and Nominating Committee

The Governance and Nominating Committee currently consists of Mr. Doyle (Chairman), Mr. Giovanetto and Mr. Dusik.  All members of the Governance and Nominating Committee are independent (as independence is currently defined in Section 303A.02 of the NYSE listed company manual, the Exchange Act, NI 58-101 and NI 52-110).  The Governance and Nominating Committee did not meet in 2012 but has met three times in the first quarter of 2013 to deal with the announced re-constitution of the board as a result of the completion of the 2012 strategic review.

The Governance and Nominating Committee has a written charter that is available to Stockholders on Equal`s website at www.equalenergy.ca.

The mandate of the Governance and Nominating Committee is to recommend to the Board policies and specific matters respecting (i) policies and procedures of corporate governance; (ii) identifying nominees for the Board and (iii) conducting an annual performance review of the directors.  The Board, through the Governance and Nominating Committee has conducted an annual review process of the effectiveness of the Board and has worked with outside consultants in terms of the implementation of this process.

The Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics.  The Governance and Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Equal, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of all stakeholders.  However, the Governance and Nominating Committee retains the right to modify these qualifications from time to time.  Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of Equal and the long-term interests of all stakeholders.  In conducting this assessment, the Governance and Nominating Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Equal, to maintain a balance of knowledge, experience and capability.  In the case of incumbent directors whose terms of office are set to expire, the Governance and Nominating Committee reviews these directors’ overall service to Equal during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence.  In the case of new director candidates, the Governance and Nominating Committee also determines whether the nominee is independent within the meaning of NI 58-101 and NI 52-110 and for NYSE  purposes, which determination is based upon applicable NYSE  listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.  The Governance and Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.  The Governance and Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.  In fiscal 2012, neither the Governance and Nominating Committee nor the Board paid any fees to any third party to assist in the process of identifying or evaluating director candidates.

The Governance and Nominating Committee does not have a formal policy regarding diversity in identifying nominees for director.  However, in assessing a potential nominee, the Nomination and Corporate Governance Committee considers the professional experience, education, skills and viewpoints of the nominee and how those factors will contribute to expanding the collective knowledge and experience of the Board.  The Governance and Nominating Committee considers that, while nominees should present a good fit with the existing Board in terms of their ability to work together to create Stockholder value in a constructive way, diversity in opinion and viewpoint contribute to the overall success of the Board and Equal as a whole.

The Governance and Nominating Committee will consider director candidates recommended by Stockholders.  The Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a Stockholder.  Stockholders who wish to recommend individuals for consideration by the Governance and Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Governance and Nominating Committee at the following address:  Equal Energy Ltd., 2600, 500-4th Avenue S.W., Calgary, Alberta T2P 2V6, Canada, Attention: Director Nominations.  This written recommendation must be delivered no less than 30 days and no more than 65 days prior to the annual meeting of Stockholders  Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating Stockholder is a beneficial or record holder of Equal’s Shares.  Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Other Activities of the Board

As set out above, the Board holds regularly scheduled meetings at least quarterly to perform its responsibilities, including those specific responsibilities delegated to it under the Board Mandate.

The Board and its committees have access to senior management on a regular basis as management personnel of the Company are invited to attend directors meetings as necessary to provide information to facilitate decision-making activities.

Other Board Memberships

Mr. Giovanetto is currently a director of Calstar Oil and Gas Ltd. which trades on the CNQ Exchange and Mosaic Capital Corporation and Rockbridge Resources Inc., which trade on the TSX Venture Exchange.

Mr. Dusik is currently a director of Crowsnest Acquisition Corp. and Pepcap Ventures Inc. which trade on the TSX Venture Exchange.

Mr. Doyle is currently a director of Richmond Road Capital Corp. which trades on the TSX Venture Exchange.

Other than disclosed above, no current director is a member of the board of directors of another reporting issuer.

Stockholder Communication with the Board of Directors

The Board has adopted a formal process by which Stockholders may communicate with the Board or any of its directors.  This information is available on Equal`s website at www.equalenergy.ca.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, Equal’s Stockholders are entitled to vote to approve, on an advisory basis, the compensation of Equal’s named executive officers as disclosed in this Information Circular in accordance with SEC rules.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of Equal’s named executive officers and the philosophy, policies and practices described in this Information Circular.

The compensation of Equal’s named executive officers subject to the vote is disclosed in the compensation discussion and analysis, the compensation tables, and the related narrative disclosure contained in this Information Circular.  As discussed in those sections, Equal believes that its compensation policies and decisions are focused on pay-for-performance principles, strongly aligned with our Stockholders’ interests and consistent with current market practices.  Compensation of Equal’s named executive officers is designed to enable Equal to attract and retain talented and experienced executives to lead Equal successfully in a competitive environment.

Accordingly, the Board is asking the Stockholders to indicate their support for the compensation of Equal’s named executive officers as described in this Information Circular by casting a non-binding advisory vote “FOR” the following resolution:

“BE IT RESOLVED THAT the compensation paid to Equal’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, compensation tables and narrative discussion in this Information Circular be approved.”

Because the vote is advisory, it is not binding on the Board, Equal or the Compensation Committee. Nevertheless, the views expressed by the Stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the Shares present in person or represented by proxy and entitled to vote at the Meeting.

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTOES ON EXECUTIVE COMPENSATION

Introduction

Section 14A of the Exchange Act also provides that Stockholders must be given the opportunity to vote, on a non-binding, advisory basis, on whether future advisory votes on the compensation of our named executive officers as disclosed in this Information Circular should occur every year, every two years or every three years. Stockholders may also abstain from casting a vote on this proposal.

The Board has determined that an advisory vote on the compensation of our named executive officers should occur every three years. In formulating its recommendation, the Board considered that an advisory vote on executive compensation every three years will allow our Stockholders to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the Information Circular on a regular basis and is consistent with our efforts to engage in an ongoing dialogue with our Stockholders on executive compensation and corporate governance matters.

“BE IT RESOLVED THAT the Stockholders shall be given a non-binding, advisory vote on the compensation of the Company’s named executive officers every three years at the annual general meeting of Stockholders.”

This vote is advisory and not binding on the Board, Equal or the Compensation Committee and will not require the Board, Equal or the Compensation Committee to take any particular action. However, the Board, Equal and the Compensation Committee will carefully consider the outcome of the vote when making future decisions on the frequency of advisory votes on executive compensation.

THE BOARD RECOMMENDS
A VOTE IN FAVOUR OF PROPOSAL 4

PROPOSAL 5

APPOINTMENT OF INDEPENDENT AUDITORS

The Company’s by-laws provide that the auditors of the Company will be selected at each annual meeting of Stockholders.  Accordingly, the Stockholders will consider an ordinary resolution to appoint the firm KPMG LLP, Chartered Accountants, Calgary, Alberta, to serve as auditors of the Corporation until the next annual meeting of the Stockholders and to authorize the Board to fix the remuneration payable to KPMG LLP in that capacity.

“BE IT RESOLVED THAT KPMG LLP be appointed auditors of the Corporation to serve until the next annual meeting and the Board is authorized to fix KPMG LLP’s remuneration in that capacity.”

The affirmative vote of the holders of a majority of the Shares present in person or represented by proxy and voting at the Meeting will be required to appoint of KPMG LLP.  Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. To the Company's knowledge, a representative from KPMG LLP will not be present at the Annual Meeting to take questions, although the firm will be permitted to make a statement if it so desires.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Set forth below is a summary of fees billed to us by KPMG LLP, our independent registered Chartered Accountants, for services in the fiscal years ended December 31, 2012 and December 31, 2011.  In determining the independence of KPMG LLP, the Audit Committee considered whether the provision of non-audit services is compatible with maintaining KPMG LLP’s independence.

KPMG LLP audited the annual financial statements for the 2012 and 2011 fiscal years.

(in $ thousands)	2012	2011
Audit fees	485.0	619.5
Tax fees	56.8	21.2
All other fees	-	87.7
Total	541.8	611.0
Notes:
Audit fees include professional services rendered by KPMG LLP for the audit of the annual consolidated financial statements as well as services provided in connection with statutory and regulatory filings and engagements.

Tax fees include fees for tax compliance and assistance with preparation of income tax returns, tax advice for filings and transaction considerations and income tax planning for asset sale transactions.

All other fees related to advisory for International Financial Reporting Standards and document translation.

All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

Before Equal engages an independent registered public accountant to render audit services, any engagement covering audit or non-audit services by the auditors is approved by Equal’s Audit Committee or the engagement to render services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee.  This policy requires that the Audit Committee consider, prior to pre-approving any non-audit services, multiple factors taken as a whole, including whether the services are prohibited pursuant to SEC rules, whether the auditors are best positioned to provide the services, and the percentage of total services the non-audit services will comprise.  Requests for non-audit services will be made in writing to Equal’s independent auditor specifying the services requested and the reasons for the request, and the chairperson of the Audit Committee will be copied on the communication.  Equal’s independent auditor must respond to Equal’s request with a description of the services, the fees that it will charge, and a request for pre-approval of the services plus pre-approval of 10% over the amount.  The chairperson of the Audit Committee will then make a determination based on all of the relevant factors, and if approved report back to the Audit Committee at the next Audit Committee meeting for ratification.

The Audit Committee has determined that the rendering of the services other than audit services by KPMG LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 5

PROPOSAL 6

AMENDED AND RESTATED BY-LAW NO. 1

On January 24, 2013, the Board repealed By-Law No.1 dated effective April 8, 2010, a general by-law relating to the conduct of Equal’s business, and approved the Amended and Restated By-Law No. 1, a general by-law relating to the conduct of Equal’s business.

Under the Amended and Restated By-Law No. 1, advance-notice provisions were added to the following effect:

(a)
Nominations of persons for election as directors of Equal at any meeting of Stockholders may only be made: (i) by or at the direction of the Board, (ii) by or at the direction or request of one or more Stockholders pursuant to a proposal submitted to Equal in accordance with applicable law or a requisition of meeting submitted to the directors in accordance with applicable law, or (iii) by any person who, at the close of business on the date of the giving of the applicable notice and on the record date for determining Stockholders entitled to vote at such meeting, is a registered holder or beneficial owner of Shares that are entitled to be voted at such meeting and complies with the notice and other procedures set forth in the Amended and Restated By-Law No. 1;

(b)
Subject to certain exception, any nomination to the Board must be in the proper written form and delivered in the manner required by the Amended and Restated By-Law No. 1 and must be received by Equal no less than 30 days and no more than 65 days prior to the annual meeting of Stockholders. In the case of a special meeting of Stockholders that is not also an annual meeting, nominations must be received no later than 15 days after the announcement of the special meeting; and

(c)
Notwithstanding anything to the contrary, if the management information circular for an annual meeting of Stockholders nominates fewer than the number of directors to be elected at the meeting, a nominating Stockholder’s notice required by the Amended and Restated By-Law No. 1 will also be considered timely, but only regarding nominees for the additional directorships that are to be filled by election at such annual meeting, if it is received by the Corporate Secretary of Equal not later than the close of business on the 15th day following the date on which such management information circular was first mailed to the Stockholders by Equal.

In addition, under the Amended and Restated By-Law No. 1, the minimum quorum requirement for Stockholder meetings has been revised to require that the minimum quorum for Stockholder meetings be two Stockholders holding Shares representing not less than twenty-five percent (25%) of the Shares entitled to be voted at the meeting.  Prior to the Amended and Restated By-Law No. 1, the minimum quorum for such meetings consisted of two Stockholders holding not less than five percent (5%) of the Shares entitled to be voted at the meeting.

The foregoing description is qualified by the complete text of the proposed Amended and Restated By-Law No. 1, a copy of which is available under the Company’s profile on EDGAR at www.sec.gov or SEDAR at www.sedar.com.

The Amended and Restated By-Law No. 1 became effective immediately upon approval by the Board, but will cease to be effective unless confirmed by the Stockholders.

“BE IT RESOLVED THAT the Amended and Restated By-Law No.1 be approved.”

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 6

PROPOSAL 7

RENEWAL OF UNALLOCATED ENTITLEMENTS

The Company maintains a Stock Option Plan, pursuant to which the Board may grant options to purchase Shares (“Stock Options”), and a RSPS Plan, pursuant to which the Board may grant restricted shares (“RSs”) and/or performance shares (“PSs”), in each case as a continuing form of long term compensation incentive for senior executives, employees and historically, directors of the Company. Please refer to “Statement of Executive Compensation – Compensation Discussion and Analysis” in this Information Circular for a summary of the material provisions of the Stock Option Plan and the RSPS Plan, respectively.

As at the Record Date, 574,008 Stock Options (representing approximately 1.6% of the aggregate issued and outstanding Shares as at that date) are currently issued and outstanding under the Stock Option Plan.

As at the Record Date, 1,250,638 RSs (representing approximately 3.5% of the aggregate issued and outstanding Shares as at that date) are currently issued and outstanding under the RSPS Plan..

As at the Record Date, no PSs are currently issued and outstanding under the RSPS Plan.

On a combined basis the maximum allocation for Stock Options, RSs and PSs is 3,556,296.  As a result there are currently 1,731,650 unallocated entitlements among the three programs.

Under the rules of the Toronto Stock Exchange (the “TSX”), listed issuers must seek renewal securityholder approval every three years for any unallocated entitlements that are issuable under “reloading” security based compensation arrangements that do not have a fixed maximum number of securities issuable pursuant to its terms. The Stock Option Plan and the RSPS Plan qualify as reloading security compensation arrangements, such that every three years the Company must obtain Stockholder approval of unallocated entitlements under such plans. As such, the Stockholders will be asked at the Meeting to consider and, if thought fit, adopt the resolution set out below.

“BE IT RESOLVED THAT all unallocated Stock Options under the Stock Option Plan and all unallocated RSs and PSs under the RSPS Plan are approved and are authorized to be issued until May [13], 2016.”

If the resolution approving all unallocated entitlements under the Stock Option Plan and the RSPS Plan is not approved by the Stockholders at the Meeting, all currently outstanding Stock Options and RSs will be unaffected, but no additional Stock Options, RSs or PSs may be granted under the Stock Option Plan or RSPS Plan.  Furthermore, any currently outstanding Stock Options or RSs that are subsequently converted, cancelled or terminated will not automatically reload and be available for issuance under the Stock Option Plan or RSPS Plan, as applicable.

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 7

PROPOSAL 8

SHARE CAPITAL AMENDMENT TO IMPLEMENT STOCK DIVIDEND PROGRAM

At the Meeting, Stockholders will be asked to vote on a special resolution to amend the Company’s articles to change the rights, privileges, restrictions and conditions in respect of the Shares, including to set forth the terms and conditions pursuant to which the Company may issue Shares as payment of all or any portion of dividends declared on the Shares (referred to herein as “stock dividends”) for those Stockholders who elect to receive stock dividends instead of cash dividends.  A copy of the proposed terms of the Shares after giving effect to the amendment is attached hereto as Appendix “B”.

Reasons for the Share Capital Amendment

The Company does not currently have a dividend reinvestment plan, as such plans are typically available only to Canadian security holders.  The Company is proposing to implement a stock dividend program that would generally be available to most Stockholders.  The Company will permit Stockholders that are resident in the United States or “US persons” as defined in Regulation S adopted under the Securities Act of 1933, as amended, to participate in the stock dividend program provided that the Stockholder is not a resident in the state of California or any other state where the issuance of securities under the stock dividend program would not qualify for a self-executing exemption or exclusion from registration under the securities laws of the applicable state.

The stock dividend program will serve as a source of capital for the Company by allowing it to retain cash that would otherwise be paid out as dividends. This balance of cash flow retention and maintaining a regular dividend will support long-term value maximization and allow the Company to retain funds to support the Company’s strategic growth initiatives.

The Company believes that the stock dividend program has certain income tax attributes that make it attractive to both Canadian and non-Canadian Stockholders that hold their Shares in taxable accounts, while there would be effectively no impact on Stockholders holding Shares in tax-deferred accounts.  Participation in the stock dividend program will be optional: Stockholders will continue to receive dividends as declared by the Board in the form of cash, unless they elect to receive stock dividends. Furthermore, the Board may discontinue the declaration and payment of stock dividends at any time, in which case Stockholders would receive dividends as declared by the Board in the form of cash (referred to herein as “cash dividends”).

Accordingly, the Company is proposing an amendment to its articles to clarify its ability to issue, and to set forth the terms and conditions pursuant to which Stockholders may elect to receive, stock dividends on their Shares while not prejudicing Stockholders who desire to receive cash dividends. The stock dividend program will allow Stockholders to accumulate additional Shares issued from treasury at an effective 5% discount to the market price of the Shares.

The approval of the special resolution and adoption by the Company of the stock dividend program will not prevent Stockholders from continuing to receive dividends, when declared by the Board, in the form of cash.  Participation by Stockholders in the proposed stock dividend program and the election to receive stock dividends is completely voluntary and Stockholders are not required to participate in the stock dividend program. If a Stockholder wishes to receive dividends declared by the Company in the form of cash, no action is required to be taken by a Stockholder. Only Stockholders who validly elect to participate in the stock dividend program as described below, will receive stock dividends.

Benefits of the Stock Dividend Program

As described above, the stock dividend program is intended to provide the Company with capital retention attributes, to be generally available to most Stockholders and to provide many Stockholders with Canadian tax treatment that is expected to be more favourable than typical dividend reinvestment plans. Under most dividend reinvestment plans, a cash dividend is paid to the Stockholder and then immediately reinvested in new Shares.

Under the proposed stock dividend program, there is no cash dividend that is subsequently reinvested; instead the dividend is paid directly in Shares.  As discussed under the heading “Canadian Federal Income Tax Considerations” in Appendix “C” to this Information Circular, the amount of a stock dividend for the purposes of computing a Stockholder’s Canadian tax liability is not the market value of the Shares being issued in satisfaction of the dividend but the amount that the Company’s directors add to the Company’s stated capital account for the shares as a result of the payment of the stock dividend.

It is anticipated that the Company’s directors will add only a nominal amount to stated capital account for the shares when a stock dividend is paid under the stock dividend program. As a result, taxable Stockholders resident in Canada who hold their Shares as capital property are not expected to have any material amounts included in their income as a result of the receipt of the stock dividends. However, because no amount is being reinvested and no portion of the stock dividend is being included in a Stockholder's income, a Stockholder who receives a stock dividend will be deemed to have a nominal tax cost in the Shares comprising the stock dividend and will generally be required to average that nominal cost with the cost of all other shares owned by that Stockholder. As a result, the Stockholder may realize a larger capital gain when the Stockholder sells the Shares in the future. In essence, the immediate dividend income inclusion that would arise under most dividend reinvestment plans is not recognized under the stock dividend program but may give rise to a future capital gain. This provides Stockholders with a tax deferral opportunity and an opportunity to utilize any capital losses the Stockholder may have available to shelter these future capital gains. In addition, since the taxation rates applicable to dividends generally differ from those applicable to capital gains, certain Stockholders participating in the stock dividend program may benefit from these rate discrepancies. However Stockholders should consult their own tax advisors with respect to the tax implications of the stock dividend program to their particular circumstances.

For Stockholders who are not residents of Canada, the anticipated nominal amount of the stock dividend for Canadian tax purposes is expected to eliminate any Canadian withholding tax in respect of the issuance of the stock dividend. This means that the number of Shares received under the stock dividend program should reflect the entire amount of the stock dividend rather than the net amount of the cash dividend that would remain after the payment of any applicable Canadian withholding tax on a reinvested cash dividend under a typical dividend reinvestment plan. As discussed in more detail in Appendix “C” to this Information Circular, most Stockholders that are not residents of Canada will not be subject to Canadian taxation on any capital gains associated with a disposition of Shares. Accordingly, the fact that Shares received in satisfaction of a stock dividend will have nominal initial tax cost for Canadian purposes is not expected to have any adverse Canadian tax consequence for such non-resident Stockholders.

All Stockholders, wherever resident, are encouraged to consult their own tax advisors regarding the tax consequences to them of receiving cash or stock dividends.

The approval of the special resolution and adoption by the Company of the stock dividend program should not be construed as a guarantee that future dividends will continue to be paid by the Company or as to the amount of future dividend payments. The Board continually evaluates the Company’s dividend policy and any decision to pay dividends on our Shares will be made by the Board on the basis of the relevant conditions existing at the applicable time. Furthermore, the declaration and payment of stock dividends is solely within the discretion of the Board and there can be no assurance that we will declare stock dividends or otherwise continue the stock dividend program in the future.

Outlined below is a description of the key terms of the proposed stock dividend program and how Stockholders may elect to participate in the stock dividend program, provided the special resolution is approved and the Board declares stock dividends in respect of the Shares.

Payment of Stock Dividends

The proposed amendments to the Company’s articles will provide the Board with the flexibility, where a Stockholder has validly elected to receive payment of dividends in the form of Shares in the manner set forth below, to declare and pay dividends on the Shares through the issuance of Shares. To facilitate payment of such stock dividends, the amended share terms also implement procedures for: (i) a Stockholder to elect to accept stock dividends; (ii) determining the value and number of Shares to be distributed by way of a stock dividend; (iii) accounting for the entitlement of Stockholders to receive fractional Shares resulting from stock dividends; (iv) authorizing the sale of Shares issued in respect of stock dividends to satisfy tax withholding obligations or to comply with foreign laws or regulations applicable to a Stockholder, if required; and (v) payment of cash in respect of fractional Shares upon a person ceasing to be a registered Stockholder.

Dividends would be declared in an amount expressed in dollars per Share and, for Stockholders who confirm that they are willing to receive dividend payments in Shares, would be paid by way of the issuance of a fraction of a Share (“Stock Dividend Share”) per outstanding Share determined by dividing the dollar amount of the dividend per common share by 95% of the “volume weighted average trading price” (as defined below) of the Shares on the TSX. The “volume weighted average trading price” of the Shares would be calculated by dividing the total value of Shares traded on the TSX by the total volume of Shares traded on the TSX over the five trading day period immediately prior to the payment date of the applicable dividend. The result of the foregoing is that Stockholders who elect to receive stock dividends will receive additional Shares at a 5% discount to the market price.

The stock dividends would be paid by way of the issuance of stock dividend share only to registered Stockholders who have delivered to the Company’s transfer agent, Olympia, on or before a date specified by the Board (currently being the fourth business day prior to a dividend record date), a notice in writing (a “Stock Dividend Confirmation Notice”) confirming that they will accept the stock dividend share as payment of the dividend on all or a portion of their Shares entitled to receive the applicable dividend. Beneficial Stockholders who hold their Shares through a broker, investment dealer, financial institution or other nominee may participate in the stock dividend program through such nominee.

Stockholders who do not elect to receive stock dividends will continue to receive cash dividends as declared by the Board, in the usual manner. Therefore, if a registered Stockholder does not deliver a Stock Dividend Confirmation Notice by the Stock Dividend Confirmation Notice deadline, or delivers a Stock Dividend Confirmation Notice confirming that the holder accepts the Stock Dividend Share as payment of the dividend on some but not all of the holder's Shares, the dividend on Shares for which no Stock Dividend Confirmation Notice was delivered, or the dividend on those of the holder’s Shares in respect of which the holder did not deliver a Stock Dividend Confirmation Notice, will be paid in cash in the usual manner. See “Procedure to Confirm Acceptance of Stock Dividends” below for additional information.

To the extent that any accumulated stock dividends paid on the Shares represent one or more whole Shares payable to a registered holder of Shares that has confirmed that it will accept payment in Shares (a “Participating Stockholder”), such whole Shares will be registered in the name of such holder. For greater clarity, the term “Participating Stockholder” only refers to registered Stockholders (i.e. Stockholders who hold a physical share certificate in their own name evidencing registered ownership of Shares) and not to beneficial holders who hold their Shares through a broker, investment dealer, financial institution or other nominee.

Procedure to Confirm Acceptance of Stock Dividends

Registered and beneficial Stockholders must take the steps outlined below in order to enroll in the stock dividend program and elect to receive stock dividends declared by the Company rather than receive dividends in the form of cash. If a Stockholder desires to receive dividends in the form of cash, no action is required to be taken by such a Stockholder.

Registered Stockholders

Registered Stockholders that are willing to accept the payment of future dividends declared by the Board in the form of Shares are required to complete and deliver to Olympia a Stock Dividend Confirmation Notice in a form prescribed by Olympia at least four business days prior to the record date of a declared dividend. The Stock Dividend Confirmation Notice will permit such Stockholders to confirm that they will accept the stock dividend share as payment of the dividend on all or a stated number of their Shares entitled to receive such dividend. A Stock Dividend Confirmation Notice will remain in effect for all dividends declared on the Shares to which it relates and which are held by the registered Stockholder, unless the Stockholder delivers a revocation notice to Olympia, in which case the Stock Dividend Confirmation Notice will not be effective for any dividends having a record date that is more than four business days following receipt of the revocation notice by Olympia. A Stock Dividend Confirmation Notice or a revocation notice may only be delivered to Olympia in respect of Shares for which trades have settled prior to the applicable deadline for notice.

Notwithstanding the foregoing, CDS Clearing and Depository Services Inc. (“CDS”), the Depository Trust & Clearing Corporation (“DTC”) and other similar depositories, as registered Stockholders, may participate in the Stock Dividend Program and elect to receive stock dividends on behalf of beneficial Stockholders who hold Shares through their brokers and the respective depository services by communicating appropriate election and enrollment instructions to Olympia Trust Company in accordance with standard and customary industry practices.

Beneficial Stockholders

Beneficial owners of Shares held through brokers, investment dealers, financial institutions or other nominees and which are registered in the name of depositories such as CDS in Canada and DTC in the United States, or another nominees, may not directly confirm their acceptance of stock dividends in respect of those Shares with Olympia, but must instead either: (i) make appropriate arrangements with the broker, investment dealer, financial institution or other nominee who holds their Shares to confirm acceptance of stock dividends on their behalf, either as a nominee that delivers a completed and executed Stock Dividend Confirmation Notice to Olympia or, if applicable, as a CDS or DTC participant by providing the appropriate instructions to CDS or DTC, as applicable, within the timeframes required by such depositories; or (ii) transfer the Shares such that they are registered in their own name and then confirm acceptance of stock dividends in respect of such Shares directly.

Beneficial owners of Shares should contact the broker, investment dealer, financial institution or other nominee who holds their Shares to provide instructions regarding their acceptance of stock dividends and to inquire about any applicable deadlines that the nominee may impose or be subject to. By confirming their willingness to receive stock dividends and enrolling in the stock dividend program, a beneficial holder (or where such confirmation or enrollment is made by a nominee on behalf of a beneficial Stockholder, the applicable nominee) will be deemed to represent and warrant to the Company and Olympia that the beneficial Stockholder has made such confirmation, election and enrollment prior to the record date for the relevant stock dividend.

Fractional Entitlements

Fractional Shares, which might otherwise have been payable to Participating Stockholders by reason of a stock dividend, will be issued to Olympia as the agent of such Stockholders. Olympia will credit to an account for each Participating Stockholder all fractions of a Share amounting to less than one whole Share issued by the Company to a Participating Stockholder by way of stock dividends. From time to time, when the fractional interests in a Share held by Olympia for the account of a Participating Stockholder are equal to or exceed in the aggregate one additional whole Share, Olympia will cause an additional whole Share to be registered in the name of the Participating Stockholder. The crediting of fractional Shares (or payment of cash in lieu of fractional Shares) to beneficial owners who receive stock dividends on Shares held through a broker, investment dealer, financial institution or other nominee will depend on the policies of that broker, investment dealer, financial institution or other nominee.

A Stockholder that ceases to be a registered holder of one or more Shares is entitled to receive payment in cash equal to the value of the fractional Share held by Olympia for the account of the Stockholder. The value of the fractional Share would be calculated by reference to the value assigned to the Shares for purposes of the last stock dividend paid by us prior to the date of payment to the former registered Stockholder.

Authority to Sell Stock Dividend Shares

We have the right to sell, or require Olympia to sell, all or any part of the stock dividend shares, through the facilities of the TSX or other stock exchange on which our Shares are listed for trading if: (i) we have reason to believe that tax should be withheld and remitted to a taxation authority in respect of any stock dividend paid or payable to a Stockholder in Shares, in which case we would or would cause Olympia to pay the sale proceeds to such taxation authority for the purposes of remitting the applicable tax, with any balance not remitted in payment of tax being payable to the Stockholder; or (ii) we have reason to believe that the payment of a stock dividend in Shares to any holder thereof who is resident in or otherwise subject to the laws of a jurisdiction outside Canada might contravene the laws or regulations of such jurisdiction, or could subject us to any penalty or any legal or regulatory requirements not otherwise applicable to us, in which case the cash sale proceeds would be delivered to the Stockholder.

Taxation of Stock Dividends

Participation in the stock dividend program will have income tax consequences to Stockholders who receive stock dividend that are different from the income tax consequences applicable to cash dividends.  Please refer to Appendix “C” to this Information Circular for a summary of certain Canadian federal income tax considerations. The United States tax consequences for Stockholders who are resident in, or citizens of, the United States are not described herein. All Stockholders should consult their own tax advisors for advice with respect to the tax consequences of participation in the stock dividend program based on their particular circumstances.

Reporting and Entitlement to Common Share Certificates

An account will be maintained by the Olympia for each Participating Stockholder. Each Participating Stockholder's account will include information with respect to the number of whole and fractional Shares registered or held in the name of the Participating Stockholder on the record date for the stock dividend, as well as the number of additional whole and fractional stock dividend shares to which the Participating Stockholder has become entitled by reason of the stock dividend. An unaudited statement regarding each Participating Stockholder's account will be mailed on a quarterly basis to each participating Stockholder. Beneficial Stockholders will continue to receive reports with respect to their holdings of Shares and receipt of stock dividends from the broker, investment dealer, financial institution or other nominee through whom their Shares are held. A certificate representing the number of whole stock dividend shares registered in the name of a Participating Stockholder as a result of a stock dividend will only be provided upon request in writing to Olympia.

Text of Special Resolution

To be effective, the special resolution to amend the Company’s articles to give effect to the proposed amendments to the Company’s share capital and to allow the Company to implement the stock dividend program must be passed by a majority of not less than two-thirds of the votes cast thereon by the Stockholders represented in person or by proxy at the Meeting.

“BE IT RESOLVED THAT as a special resolution of the Stockholders that:

1.
pursuant to section 173 of the Business Corporations Act (Alberta), the articles of amalgamation of the Company be amended to change the rights, privileges, restrictions and conditions in respect of the Shares, substantially in the form set forth in Appendix “B” to the Company’s management information circular and proxy statement dated April ●, 2013;

2.
any one of the directors or officers of the Company is hereby authorized to sign all such documents, including without limitation, Articles of Amendment, and to do all such acts and things, including without limitation, delivering such Articles of Amendment to the Registrar of Corporations under the Business Corporations Act (Alberta) , as such director or officer determines, in his or her discretion, to be necessary or advisable in order to properly implement and give effect to the foregoing; and

3.
the directors of the Company may, in their discretion, without further approval of the Stockholders of the Company, revoke this special resolution at any time prior to the filing of Articles of Amendment giving effect to the foregoing.”

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 8

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of Equal`s Shares as of April xx, 2013 by:
(1) each of its directors and named executive officers,
(2) each person that beneficially owns more than 5% of the outstanding shares of Equal`s common stock and
(3) all of Equal`s executive officers and directors as a group.

Name of Benefical Owner (1)	Address	Voting Common Shares Controlled or Beneficially Owned	Percentage Ownership
Dan Botterill	c/o Equal Energy Ltd. 2600, 500 – 4th Avenue SW, Calgary, Alberta, T2P 2V6	14,000	0%*
Peter Carpenter	c/o Equal Energy Ltd. 2600, 500 – 4th Avenue SW, Calgary, Alberta, T2P 2V6	3,209	0%*
Michael Doyle	c/o Equal Energy Ltd. 2600, 500 – 4th Avenue SW, Calgary, Alberta, T2P 2V6	64,488	0.2%
Victor Dusik	c/o Equal Energy Ltd. 2600, 500 – 4th Avenue SW, Calgary, Alberta, T2P 2V6	2,821	0%*
Roger Giovanetto	c/o Equal Energy Ltd. 2600, 500 – 4th Avenue SW, Calgary, Alberta, T2P 2V6	11,270	0%*
Robert Wilkinson	c/o Equal Energy Ltd. 2600, 500 – 4th Avenue SW, Calgary, Alberta, T2P 2V6	130,200	0.3%
Don Klapko	c/o Equal Energy Ltd. 2600, 500 – 4th Avenue SW, Calgary, Alberta, T2P 2V6	345,185	1.0%
Wendell Chapman	c/o Equal Energy Ltd. 2600, 500 – 4th Avenue SW, Calgary, Alberta, T2P 2V6	65,584	0.2%
John Chimahusky	c/o Equal Energy Ltd. 325, 4801 Gaillardia Parkway, Oklahoma City, Oklahoma, 73142.	40,547	0.1%
Directors and Executive Officers as a group		677,304	1.9%
Nawar Alsaadi and Adam Arthur Goldstein		1,755,000	5.0%
 *Less than 0.1percent

(1)
Beneficial ownership is calculated based on 35,562,967 shares of common stock issued and outstanding as of April x, 2013, The number of Shares beneficially owned by a person also includes Shares of common stock underlying options or warrants held by that person that are currently exercisable or exercisable within 60 days of April x, 2013. The Shares issuable pursuant to the exercise of those options or warrants are deemed outstanding for computing the percentage ownership of the person holding those options and warrants but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite that person’s name, subject to community property laws, where applicable.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Equal’s directors and executive officers, and persons who own more than ten percent of a registered class of Equal’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Equal.  Officers, directors and greater than ten percent Stockholders are required by SEC regulation to furnish Equal with copies of all Section 16(a) forms they file.

Equal’s officers, directors and greater than ten percent beneficial owners became subject to the requirements of Section 16(a) effective January 1, 2013, upon Equal becoming a “domestic issuer” for SEC reporting purposes.  However, under the rules of the SEC, such persons were required to file Form 3’s prior to January 1, 2013.  All such Form 3 filings were inadvertently filed late, and were filed in January 2013.

Legal Proceedings
Neither the Company nor any of its property is currently subject to any material legal proceedings or other adverse regulatory proceedings. We do not currently know of any legal proceedings against us involving our directors, executive officers or shareholders of more than 5% of our voting stock.

Transactions with Directors and Executive officers.
The company has not been party to any transaction with a director or executive officer during the fiscal year ended December 31, 2012.

STATEMENT OF EXECUTIVE COMPENSATION

Executive Officers

Don Klapko:  Mr.Klapko is 55 years old and has over 35 years of oil and gas industry experience with the last fourteen years directly involved at the executive management level. Mr. Klapko was appointed President and CEO of Enterra Energy Trust, Equal's predecessor in June 2008. Prior to that, he was President and Director of Trigger Resources Ltd., a private exploration and production company, and also was the Vice President of Operations at Rio Alto Exploration Ltd. Earlier, Mr. Klapko worked in various technical and supervisory positions in oil and gas facilities, mechanical and operations functions. Mr. Klapko holds a Mechanical Engineering Technology Diploma from Kelsey Institute in Saskatchewan.

Dell Chapman:   Mr Chapman is 56 years old and is a Chartered Accountant and Certified Financial Analyst with more than 30 years of oil and gas experience. Mr. Chapman joined Equal Energy in September 2010, prior to which he had been the Vice President, Finance and Chief Financial Officer of Berens Energy Ltd., a TSX-listed company, from its inception in 2003 until its sale in 2010. Before Berens, Mr. Chapman was Vice President Finance and Chief Financial Officer with Technicoil Corporation, and before that he was in the same role with Stellarton Energy Corporation. Previously, Mr. Chapman had also been a Manager, Finance at Suncor, and, from 1986 until 1995, was in various increasing senior financial roles with Gulf Canada Resources. Mr. Chapman graduated from the University of Saskatchewan with a Bachelor of Commerce degree and received his Chartered Accountant designation in 1985 and his Chartered Financial Analyst designation in 1990.

John Chimahusky:   Mr.Chimahusky is 59 years old and is a petroleum geologist with over 25 years of domestic and international oil and gas industry experience. Most recently, he was President of Kirkpatrick Oil Company, Inc., a private exploration and production company based in Oklahoma City which has assets primarily in the Mid-Continent and Permian Basin. Prior to that Mr. Chimahusky had a 25-year career with ConocoPhillips and its predecessor, Phillips Petroleum Company. He held various senior positions in Oklahoma, Texas and Norway, culminating as Exploration Manager, Former Soviet Union. He holds a Bachelor of Science degree in Environmental Geology from the University of Mississippi and a Master’s degree in Geology from Memphis State University. Mr. Chimahusky joined Enterra in December 2007, prior to the trust's conversion to Equal Energy Ltd. and has been an officer of Equal since May 2010.

The senior executives of the Company, under the leadership of Don Klapko, President and Chief Executive Officer, have made significant strides in moving the Company forward during 2012, a year in which the Company undertook significant steps to sell assets, improve the balance sheet and re-structure the management and locus of the operations.  The Company achieved a number of significant objectives, including the following:
•
On May 3, 2012 the Company announced the commencement of a strategic review process with a view to enhance shareholder value.  The results of the strategic review were announced on November 27 with the significant accomplishments including:

o	$130 million of asset sales at values accretive to the asset value of the company
o	In total, $160 million of asset sales were completed during 2012 with Equal receiving an average of approximately $31.40 per proved boe sold.
o	A significantly improved balance sheet with total net debt reduced to approximately 0.5 times budgeted 2013 cash flow.
o
Focus of operations in a single asset base in central Oklahoma and a plan to transition management to Oklahoma City  and re-constitute the board of directors with initially three new US based board members with experience in the US oil and gas business and US capital markets.

o	Reduction of interest and general and administrative costs due to the debt reduction and consolidation of management and administration in Oklahoma.
o	Implementation of a US$0.20 annual dividend.

•
During 2012, the Company drilled 11 successful wells.    The three wells drilledin the Twin Cities Central Dolomite area of central Oklahoma and are performing at above average production rated compared to the budget type curve.  Six wells were drilled in northern Oklahoma and two in the Canadian Cardium play.  These wells were all sold as part of the asset sales during Equal’s strategic review process;

•
A complete technical review was completed of the Central Oklahoma Hunton asset involving a thorough analysis of all historical wells combined with new data that produced a more detailed mappingof the Hunton pay zone.  Recent drilling based on this analysis ha  outperformed historical averages.

•	Oklahoma production average of 7,186 boe/d, up 30% compared to 2011 average production.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (1) provides an overview of our compensation policies and programs; (2) explains our compensation objectives and practices with respect to our executive officers; and (3) summarizes the elements of compensation for each of the individuals identified in the following table, whom we refer to in this Compensation Discussion and Analysis as our “named executive officers.” The discussion contained in this section is for the year ended December 31, 2012, as presented in the Summary Compensation Table and other tables in the sections under and following the heading “Summary Compensation” below.

Name	Position
Don Klapko	President & Chief Executive Officer
Dell Chapman	Senior Vice President Finance & Chief Financial Officer
John Chimahusky	Senior Vice President & Chief Operations Officer, U.S. Operations
Terry Fullerton	Senior Vice President, Exploration
Dan McKinnon	Senior Vice President, Engineering

 (a)           Objective of Compensation Program

Within the Company, remuneration plays an important role in attracting and retaining key members of the management team. The Company is committed to a compensation program that rewards and retains individuals of exceptional skill while encouraging those persons to put forth maximum efforts for the success of the Company and to focus management of the Company and its affiliates on operating and financial performance and long-term shareholder return.

(b)           What the Compensation Program is Designed to Reward

As illustrated in the table below, our strategy for compensating executive officers, indlucding our named executive officers, is to employ various types of compensation to achieve a multiple of varied objectives.

Compensation Element	General Objectives	Key Features
Base Salary	Provide a fixed level of cash compensation for performing day-to-day activities	Salary levels are intended to be competitive with our peers, while aligned with individual responsibilities and performance.
Annual Bonus Awards	Reward near-term operational and financial performance	Payments are intended to be competitive with our peers, while aligned with corporate performance and individual responsibilities and performance.
Long Term Incentives	Align executives’ compensation with interests of stockholders, encourage retention and reward long-term operational and financial performance	Annual restricted stock grants and/or stock option grants vested over three years.
Health, Welfare and Retirement Benefits	Maintain a competitive position in terms of attracting and retaining executives	Participation in health, welfare and 401(k) plans is on the same terms for all employees.
Perquisites	Maintain a competitive position in terms of attracting and retaining executives however not intended to represent a significant role in total compensation	Includes benefits that allow our executives to work more efficiently.

We have also entered into written employment agreement with each of our executive officers, including each named executive officer, to help ensure the retention of these individuals in a highly competitive marketplace.

In order to compete with remuneration practices of similar companies, the Company has identified remuneration practices and remuneration levels of publicly traded Canadian companies that, similarly to the Company, are involved in the energy industry and are of comparable size in terms of daily oil and gas production levels. Since November 2008 when Hugessen Consulting Inc. was retained by the Compensation Committee to conduct a review of executive compensation  and also to ensure that the Company was comparing its compensation practices with an appropriate comparator group.

The companies included in the comparator group for the year ending December 31, 2012 are

Anderson Energy Ltd.
Angle Energy Inc.
Bellatrix Exploration Ltd.
Birchcliff Energy Ltd.
BlackPearl Resources Inc.
Crew Energy Inc.
Delphi Energy Corp.
Santonia Energy Inc.
Paramount Resources Ltd.
Terra Energy Corp
Zargon Oil and Gas

The Compensation Committee takes into consideration the Company’s financial targets, performance measures and the Comparator Group when determining the remuneration practices.

The Company also reviews general compensation surveys on an annual basis to compare the Company’s compensation policies to generally accepted practices for publicly traded energy companies.

(c)	Elements of our Executive Compensation Program, Determination of Amounts for each Element, Rationale for Amounts of each Element

The major elements of the executive compensation program, as described in the above table, are base salary, annual bonus awards and long-term incentives through the granting of options and RS (as defined on page [22]). These elements are delivered in proportion based on market survey data comparison, relative to the individual’s position. The compensation policies and guidelines for the NEOs, other than the President and Chief Executive Officer, are recommended by the President and Chief Executive Officer and the Manager, Human Resources and approved by the Compensation Committee and the Board. Perquisites and personal benefits provided to senior management reflect competitive practices and particular business needs.

(i)	Base Salary

We provide our executive officers with annual base salaries to compensate them for services rendered during the year. Our philosophy is to establish base salaries that are commensurate with job responsibilities and competitive with salaries paid by our comparator group. In addition to providing compensation that is competitive with the market, the base salaries of our executive officers are intended to reflect the relative importance of each individual’s position within the Company.

The Compensation Committee reviews each executive officer’s base salary in February of each year. The Compensation Committee’s reviews consist of assessing recommendations made by the President and Chief Executive officer and the Manager, Human Resources regarding each executive officer’s salary (except for the President and Chief Executive Officer’s salary which is described on page *) and evaluating the recommendations in light of the market comparative information provided to the committee.

Factors the Compensation Committee considers when determining semi-annual salary adjustments include:

•	the responsibilities of the executive officer
•	the period over which the executive officer has performed their responsibilities
•	the scope, level of expertise and experience required for the executive officer’s position
•	the strategic impact of the officer’s position; and
•	the potential future contribution and demonstrated individual performance of the officer.

In addition, salary adjustments are made based on our overall performance and competitive market conditions. Although no formulaic weighting is assigned to any one of these factors, significant emphasis is placed on current market levels and the individual’s skills, seniority and previous industry experience, which are evaluated on a case-by-case basis.

(ii)	Annual Bonus Program

In addition to competitive base salaries, we historically have paid our executive officers annual cash bonuses intended to encourage and reward the attainment of our near -term strategic, operational and financial goals. The payment of annual bonuses also encourages executive officer retention as an executive officer must be employed by us on the bonus payment date in order to a bonus payment.

Our Compensation Committee reviews cash bonus award levels for our executive officers by assessing recommendations made by the President and Chief Executive officer and the Manager, Human Resources regarding each executive officer’s annual bonus award ( except for the President and Chief Executive Officer’s annual bonus award which is described on page *) and evaluating the recommendations in light of Company and executive officer performance in conjunction with predetermined annual bonus terms (described below) and the market comparative information provided to the committee.

The Compensation Committee evaluated  the recommendations made by the President and Chief Executive officer and the Manager, Human Resources and after making any necessary adjustments to these recommendations, the members of the Compensation Committee approved the cash bonus awards for the executive officers, including the payments to our named executive officers reflected in the Summary Compensation Table on page *.

Annual Bonuses Paid to Executives

Bonuses paid to the NEOs were between 25% and 74% of their individual 2012 base salaries; the specific amounts are included in the “Summary Compensation Table” on page [27].  The Company does not have a policy for the adjustment or recovery of awards upon restatement of relevant performance metrics.

2012 Individual Goals and Objectives Achieved – NEOs

Dell Chapman; Senior Vice President Finance and Chief Financial Officer

•	Continuous improvement of the Company’s quarterly and monthly financial reporting;
•	A key contributor in the strategic review process
•	Work closely with the bank syndicate to monitor and adjust the bank line
•	Maintain relationships with analysts, bankers, traders and shareholders
•	Provided valuable input to Equal’s investor communications; and
•	A key contributor in increasing analyst coverage.

John Chimahusky, Senior Vice President and Chief Operating Officer, U.S. Operations

•	Maintained production above budget throught 2012
•	Key contributor in strategic review process and disposition of Northern Oklahoma assets.
Oversaw the successful 2012 drilling program.

Bonus payments for the 2012 calendar year were paid to the NEOs and other employees on February 28, 2013 in Canada and March 8, 2013 in the U.S..

Annual Bonus Terms

There are two components of the annual bonus program (the “ABP”): a discretionary/ individual component and a corporate component based on achievement of predetermined business objectives, which may be adjusted during the year in consideration of changes to the business i.e. acquisitions and dispositions.

In 2012, the payment of an individual bonus was based upon the achievement of individual goals during the year. The payment of a corporate bonus was based on the following corporate objectives:

1. Shareholder return relative to the Company’s comparator group;
2. Reduce the net debt to debt adjusted cash flow ratio to < 2.0 times;
3. Finding and Development Costs as defined by reserves added under NI51-101 regulations < $13.00/boe;
4. Running Recycle Ratio – 1.20
5. Production per 1,000 Common Shares of 0.262 boe/d (10,150 boe/d with 35 million Common Shares outstanding);
6. Operating expenses of < $8.94 per boe; and
7. Reserves per share at December 31, 2012 of 1.009 boe/Common Share (>42 million boe with 35 million
Common Shares outstanding)
Six of the seven stated corporate objectives were achieved. Specifically,
1. Shareholder return relative to the corporation’s peer group was at the 64%ile, meeting the objective;
2. Net debt to debt adjusted cash flow was 0.4 times, meeting objective;
3. Finding and Development costs were <$12.49/boe, meeting the objective;
4. Running Recycle Ratio was 2.77, meeting the objective;
5. Average 2012 production was 10,017 boe/d or 0.277 per 1,000 Common Shares, meeting the objective;
6. Operating Expenses were $8.04 per boe,  meeting the objective;
7. Reserves per share were 0.750 boe/Common Share, not meeting the objective.

Based on the objective results outlined above and their overall judgement of corporate performance during the year, the Board approved a total combined individual and corporate bonus pool of 21.5% of total base salaries.

2012 bonus payments were made on a subjective basis in relation to the level of responsibility of the individual relative to other positions in the organization and were part of the amount set aside as the bonus pool for all employees.

(iii)	Stock Option Plan and Restricted and Performance Share Plan

Management believes that the grant of Stock Options pursuant to the Stock Option Plan and RSs and/or PSs pursuant to the RSPS Plan, as long-term incentives, serves to align the interests of executives and Stockholders.

Executive Long-term Incentive Grants

Grants of long term incentives for the NEO’s are based on executive officer performance and market comparative information provided to the Compensation Committee. In addition, the committee considers the cost of such equity awards, the potential impact on dilution and the relative value in relation to the other components of the executive compensation program.

In 2012 the NEO’s were granted restricted shares and stock options in the amounts indicated on page *.

Approximately 5 executives and 25 employees are eligible to participate in these plans. The Compensation Committee and the Board have determined that grant awards will be made annually or as necessary in order to ensure the Company rewards the NEO’s and employees of the company in alignment with the market.

Initially, the Company planned to use Stock Options as its main long term incentive plan, however due to the limited number of Common Shares that were available for security-based employee compensation, the Company decided in mid-2010 to use a combination of Stock Options and RS’s in order to deliver long term incentives to its employees.

With this strategy in mind, a combination of Stock Options, RS’s and PS’s may be granted from time to time to senior executives (including the NEOs) and employees pursuant to the Stock Option Plan and the RSPS Plan in order to sustain a commitment to long-term profitability and maximize shareholder value.

Each Stock Option will have an exercise price equal to the prevailing market price of the Common Shares at the time of the grant. The market price is determined as the closing price of the Shares on the TSX on the last trading day immediately preceding the date of the grant or in such other manner as is required or allowed by the rules and policies of the TSX. All RS’s and PS’s are granted without any monetary consideration being payable to the Company.

The number of Stock Options, RS’s and PS’s that may be granted is determined by the Board  on such terms (which may vary between Stock Options and/or RS’s and PS’s) as it shall determine except that (i) the aggregate number of Shares reserved for issuance pursuant to Stock Options and/or RS’s and PS’s granted to any one person under the Stock Option Plan and/or the RSPS Plan and any other security-based compensation arrangement of the Company is limited to 5% of the issued and outstanding Shares (on an undiluted basis), (ii) the aggregate number of Shares reserved for issuance pursuant to Stock Options and/or RS’s and PS’s granted to insiders of the Company under the Stock Option Plan and/or the RSPS Plan and any other security-based compensation arrangement of the Company is limited to 10% of the issued and outstanding Shares (on an undiluted basis), (iii) the aggregate number of Shares which may be issued to insiders under the Stock Option Plan and the RSPS Plan or any other security-based compensation arrangement of the Company within a one year period is limited to 10% of the issued and outstanding Shares (on an undiluted basis), and (iv) the aggregate number of Shares which may be issued to any one insider and such insider’s associates under the Stock Option Plan and the RSPS Plan or any other security-based compensation arrangement of the Company within any one-year period, is limited to 5% of the issued and outstanding Shares (on an undiluted basis).

Initially, Stock Options and/or RS’s granted to NEOs and other employees, pursuant to the Stock Option Plan and/or the RSPS Plan will generally be exercisable as follows: (i) for the first 1/3 of the Stock Options and/or RS’s granted, vesting on the first anniversary of the eligible participant’s hire date (ii) for the next 1/3 of the Stock Options and/or RS’s granted, vesting on the second anniversary of the eligible participant’s hire date and (iii) for the remaining 1/3 of the Stock Options and/or RS’s granted, vesting on the third anniversary of the eligible participant’s hire date.

Thereafter, as part of the compensation program, on an annual basis Stock Options and/or RS’s may be granted to the existing NEOs and other employees pursuant to the Stock Option Plan and the RSPS Plan.  Each Stock Option, unless earlier terminated, expires at the date determined by the Board at the time of grant of such Stock Option, but in any event no later than ten years after the date of such grant.

PS’s may be granted from time to time to the existing NEOs and other employees as part of their long-term compensation package pursuant to the RSPS Plan. All PS’s are granted without any monetary consideration being payable to the Company and their vesting and issue dates are determined as follows: i) based on a two year performance period or ii) another date specified in the grant agreement; and any Common Shares issuable under a PS grant are based on performance of the Company compared to a group of similar companies. To the extent that the performance measures are attained by the Company, PS’s are converted into the appropriate number of Common Shares which are issued from treasury, without any further consideration payable to the Company in respect thereof.

In the case of termination of employment of a participant of the Stock Option Plan by reason of death, the participant's legal personal representatives have one year after the date of death to exercise any vested options, unless a shorter time is specifically set out in the participant’s Stock Option agreement. In the case of termination of employment of a Stock Option Plan participant for any reason other than death, the participant has 30 days following the date of notice of termination of employment to exercise any vested Stock Options, with the exception that in the event of termination of a participant for cause, all Stock Options held by such participant that have not been exercised shall be terminated immediately. In no event shall any Stock Option be exercisable after its expiration date.

In the case of termination of employment of a participant of the RSPS Plan (other than by reason of disability, retirement or death) all RSs and/or PSs shall be cancelled as of the date of notice of termination. In the case of retirement or disability the issue date for all Shares issuable under any outstanding RS and/or PS grant agreement will be the date the RSPS Plan participant ceases to be a service provider as a result of that participant’s disability or retirement. In the case of a participant’s death, the issue date for all Shares issuable under any outstanding RSs and/or PSs will be the date of that participant’s death and the number of Shares issued will be pro-rated based on that participant’s service up to the date of death.

Options, RSs and PSs cannot be transferred or assigned other than in the case of a participant’s termination of employment by death (or, in the case of Stock Options, to the extent, if any, permitted by the TSX).

The Board may at any time amend, suspend or terminate the Stock Option Plan and/or the RSPS Plan, or any portion thereof, and may do so without Stockholder approval, subject to applicable law, provided however that, in the case of the RSPS Plan, no amendment shall reduce the number of RSs and/or PSs credited to any participant of the RSPS Plan prior to such amendment without the consent of the Company and such participant.

The 2012 annual long term incentive grants were approved by the Board on February 9, 2012. These grants were in respect of the financial year ended December 31, 2012. In 2012, the Company granted to its senior executives a total of 324,882 RS’s, representing 0.9% of the aggregate number of Shares outstanding on an undiluted basis as at December 31, 2012. As at December 31, 2012, there was a total of 734,537 Stock Options outstanding, representing 2.1% of the aggregate number of Shares outstanding on an undiluted basis. Also, as at December 31, 2012, there were a total of 1,220,489 RS’s outstanding representing 3.5% of the aggregate number of Common Shares on an undiluted basis. There were no PS’s outstanding at December 31, 2012.

Other Benefits

We also provide our executive officers the following forms of compensation:

Health and Welfare Benefits.
Our executive officers are eligible to participate in medical, dental, vision, disability and life insurance to meet their health and welfare needs. These benefits are provided to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees. This is a fixed component of compensation and the benefits are provided on a nondiscriminatory basis to all of our employees.

Perquisites
We believe that the total mix of compensation and benefits provided to our executive officers is competitive and, generally, perquisites should not play a large role in our executive officers’ total compensation. As a result, the perquisites we provide to our executive officers are limited.
Under the terms of each NEO’s executive contract we provide parking for one vehicle at or near the Company’s offices, reimbursement for professional dues and fees reasonably incurred for professional development seminars and conferences. For the U.S. NEO the Company provides a car allowance of US$15,600.

President and Chief Executive Officer

Don Klapko, President and Chief Executive Officer of the Company is employed pursuant to an employment agreement dated effective June 28, 2011 which replaced an expiring executive employment agreement.  The primary terms of this agreement are outlined below.  The agreement has no termination date and contains customary change of control and termination features.  See “Termination and Change of Control Benefits”.

Base Salary

The Compensation Committee and Board considered the significant benefit to the Company Mr. Klapko’s performance had been during the three year term of his prior agreement.  The Compensation Committee also wished to adjust Mr. Klapko’s compensation package, including incentive compensation, to more closely reflect a market-typical structure for an exploration and production company of Equal’s size and complexity.  Overall, Mr. Klapko’s base salary was lowered from $500,000 to $350,000 in 2011 and his incentive compensation in the form of Stock Options and RS was increased compared to the former employment agreement.

Bonus

The President and Chief Executive Officer is entitled to participate in the ABP. Specific bonus objectives for the President and Chief Executive Officer, including individual and corporate goals, are established in writing by the Board and the specific bonus objectives may change from year to year.  Payment of bonus is at the discretion of the Board and shall not exceed 100% of Mr. Klapko’s salary.

In 2012, Mr. Klapko achieved the majority of the goals set out in his performance plan for the year and was awarded a cash bonus of $250,000 which was paid in March of 2013.

In 2012, Mr. Klapko achieved the following goals,

Don Klapko, President and Chief Executive Officer

•	Led and managed the Company and its subsidiaries within the parameters set by the Board and its committees.
•	Developed and recommended the corporate strategy, including leading management’s input on the strategic review, go forward and transition plans for Equal during 2012.
•
Directed and monitored the activities of the Company and its subsidiaries in a manner that focused on achieving the strategic, operational and capital plans of the Company and on safeguarding and optimizing the assets of the Company in the best interests of the shareholders.

•	Reported to the Board regularly on actual results compared to planned objectives.
•	Developed and implemented operational policies to guide the Company and its subsidiaries within the framework of the strategic directions adopted by the Board.
•	In conjunction with the Chief Financial Officer, designed and oversaw the effectiveness and the integrity of the internal controls and management systems of the Company and its subsidiaries.
•
Identified, to the extent possible, all significant risks to the Company’s businesses and considered and established, where appropriate, procedures to mitigate the impact of the risks in the best interest of the shareholders of the Company.

•	Managed the marketing function, while operating within the Board-sanctioned risk profile and Board approved financial instruments, with the objective of optimizing the overall returns for the Company.
•	Ensured that the Chairman and other directors had access to management necessary to permit the Board to fulfill its statutory and other fiduciary obligations.
•	Fostered a corporate culture that promotes ethical practices.
•	Established a process of supervision of the business and affairs of the Company consistent with the corporate objectives.
•	Stewarded the expenditures of the Company and ultimately, the Company, within approved operating and capital budgets.
•	Established and maintained proper external and internal corporate communication to all stakeholders.
•
Abided by specific internally established control systems and authorities, led by personal example and encouraged all employees to conduct their activities within all applicable laws and the Company's standards and policies.

•	In conjunction with the Chief Financial Officer, provided quarterly and annual certificates as to the accuracy of the financial statements and accompanying Management's Discussion and Analysis.
•	Oversaw the monitoring and interaction by the Company with regard to regulatory and political matters and policy developments which may impact the Company either in the medium or longer term.
•
Worked with the Corporate Governance and Compensation Committees in developing appropriate succession plans and compensation structures in order to have optimum staffing to allow the achievement of the corporate goals and objectives.

Long-term Incentives

Mr. Klapko participates on an ongoing basis in the long term incentive plan and is entitled to long term incentive plan grants valued at one hundred and fifty percent of his salary. In 2012 Mr Klapko was granted 129,500 RS valued at $525,000.

Perquisites

The Company also provides Mr. Klapko with suitable parking facilities, at the Company’s expense, in downtown Calgary at, or close to, the Company’s offices, a Calgary Petroleum Club membership, reimbursement up to $1,500 per year for health club dues, as well as professional dues and fees reasonably incurred for professional development seminars and conferences.

Senior Executives’ Minimum Shareholding Requirements

Currently Mr. Klapko holds 345,185 Common Shares and $525,000 face value of convertible debentures of the Company. There are no minimum shareholding requirements in place for the President and Chief Executive Officer or for the other NEOs of the Company.

Compensation Consultants

In past years the Compensation Committee has retained the services of independent compensation consultants for the purpose of providing external market data and commentary on the compensation of the President and Chief Executive Officer and the other NEO’s.

With the transition of management of the company to Oklahoma City, in February 2013, the Compensation Committee retained the services of Longnecker and Associates, an independent compensation consulting firm with a mandate to review executive and director compensation and also to review the Company`s annual incentive and long term incentive programs and to identify an appropriate comparator peer group for the go forward organization.

Year	Executive Compensation Related Fees	All Other Fees
2013	25,500	20,500

The Longnecker and Associates report and recommendations to the Compensation Committee have been incorporated into the compensation strategy for 2013 to ensure base salary, annual incentives and long term incentives are in alignment with the market and a new comparator peer group consisting of the following 3,500 to 15,500 boe/day companies has been identified:

Abraxas Petroleum Corp
Callon Petroleum Co.
Constellation Energy Partners LLC
Contango Oil & Gas Company
Crimson Exploration Inc.
Gastar Exploration, Ltd.
GMX Resources Inc.
Matador Resources Company
PetroQuest Energy Inc.
PrimeEnergy Corp.
Saratoga Resources Inc.
Warren Resources Inc.

Risk Mitigation

The Company recognizes that certain compensation programs, both employee and executive, could promote unintended behaviours that may, in certain circumstances, be misaligned with shareholders’ interests.  Such behaviours could be problematic at any level of the organization; however, they could potentially have a greater effect on the organization if exhibited by executive officers of the Company.  The Company seeks to ensure, through the structure of its compensation programs, that executive actions and decisions align with the interests of the Company and its shareholders.  There are additional risks that the Company is typically subject to, however, this discussion focuses solely on risks linked to the Company’s executive compensation programs.

Elements of the Company’s mitigation of behavioural risk are imbedded in its compensation processes and executive compensation design.

Process Elements

-
The Compensation Committee plays a key role in assessing behavioral risk mitigation by reviewing the Company’s compensation program design, approving compensation awards and analyzing market data to ensure that the Company’s compensation structure continues to instil the intended executive behaviours.  The Compensation Committee meets at least two times a year to review elements of employee and executive compensation with at least one of the meetings focused primarily on executive compensation.  See “Compensation Committee” on page 14.

-	Annual review of proxy materials and compensation survey data analysis identifies whether the Company’s compensation programs are deviating significantly from market practices.

Compensation Design Elements

-
A significant portion of the Company’s executive compensation is comprised of “at risk” elements (eg: options-based awards, share-based awards and short-term incentive bonus).  This “at risk” compensation aligns executive and Stockholder interests because lower Stockholder returns adversely affect the calculation of the long and short-term incentives.

-	One and three year vesting of various compensation elements ensure a focus on both immediate performance and longer term value creation.

-
Performance objectives in the annual bonus plan outlined on page 30 have a variety of measures that encompass such things as share price performance, growth, cost control and capital efficiency all of which the Company believes to contribute to shareholder value.

Use of Financial Instruments

The Company does not explicitly prohibit a director or NEO to purchase financial instruments designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly by the director or NEO.

Performance Graph

The following graph compares the cumulative shareholder return on a $100 investment in Common Shares for the Corporation’s (or its predecessor, as applicable) five most recent financial years commencing January 1, 2008, with a cumulative total shareholder return on the S&P / TSX Composite Index and the SIC Oil & Gas Exploration and Production Index for the same period assuming reinvestment of all distributions and dividends.
[Missing Graphic Reference]

	1-Jan-08	31-Dec-08	31-Dec-09	31-Dec-10	31-Dec-11	31-Dec-12
ENT/ EQU	$100	$44	$161	$151	$113	$76
S&P / TSX Composite Index	$100	$65	$85	$97	$86	$90
SIC Oil & Gas Exploration & Production	$100	$66	$91	$99	$79	$68
Note : Restated to reflect the three for one exchange of trust units for Common Shares

The trend shown by the above performance graph is a decrease for equity holders of the Equal’s predecessor, Enterra Energy Trust (the “Trust”) from January 1, 2008 to the end of 2008, followed by an increase starting in the first quarter of 2009 up to the end of 2009.  The trend from the end of 2009 to the end of 2012 has been a negative return for equity holders of the Company.  The trend in the Trust’s and the Company's compensation to the NEOs had been increasing through 2010 then decreased from 2011 to 2012

Equity-based Awards

The grant of Stock Options and RSPSs is part of the long-term incentive component of executive compensation. As such, the formal Stock Option Plan and the RSPS Plan were approved by the Board and by Stockholders in May of 2010.

The annual grant of Stock Options under the Stock Option Plan and/or RS’s under the RSPS Plan is part of the annual review of executive compensation by the Compensation Committee. This review may be more or less extensive depending on the circumstances. In some years the long-term incentives granted to senior executives were weighted towards Stock Options and in others towards RS’s. The President and Chief Executive Officer and the Manager, Human Resources provide a detailed presentation and a recommendation of the executive long-term incentive grants to the Compensation Committee. The recommendations are based on an analysis by the President and Chief Executive Officer and Manager, Human Resources of the achievements of the NEOs in respect of the goals set by the Board for the particular year and is further supported by market data. The Compensation Committee then reports to the Board for approval.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the compensation discussion and analysis set forth above required by Item 402(b) of Regulation S-K with management. Based on such review and discussion with management, the Compensation Committee has recommended that the compensation discussion and analysis be included in the Information Circular and incorporated by reference into our annual report on Form 10-K for the fiscal year ended December 31, 2012.

Submitted by the following members of the Compensation Committee of the Board of Directors:

Michael Doyle
Victor Dusik
Roger Giovanetto

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, Equal’s Compensation Committee consists of Messrs. Giovanetto, Duisk and Doyle.  None of the members of the Compensation Committee has at any time been an officer or employee of Equal.  No member of the Board or of the Compensation Committee served as an executive officer of another entity that had one or more of Equal’s executive officers serving as a member of that entity’s board or compensation committee.

Summary Compensation Table:  The following table sets forth the annual compensation, including total compensation, for the financial years ended December 31, 2010, 2011 and 2012 for each NEO.

Name & Principal Position	Year	Salary ($)	Share-based awards ($)	Option-based awards ($)	Non-equity incentive plan compensation ($)		Pension value ($)	Other Comp ($)	All other Comp ($)	Total Comp ($)
					Annual Incentive Plans	Long Term Incen-tive Plans
			(3)	(4)	(5)			(9)	(6)
Don Klapko President and Chief Executive Officer(1)	2012 2011 2010	350,000 423,589 500,000	724,475 1,289,000 -	- 445,500 -	150,000 150,000 200,000	- - -	- - -	- - -	39,000 44,12354,000	1,263,475 2,352,212 754,000
Dell Chapman Senior. VP Finance & Chief Financial Officer	2012 2011 2010	235,000 225,000 65,625	234,900 343,950 181,740	- 95,530 159,600	65,000 65,000 30,000	- - -	- - -	- - -	27,150 26,250 7,656	562,050 755,730 444,621
John Chimahusky,(2) Senior VP & COO U.S. Operations	2012 2011 2010	239,208 227,516 236,886	131,191 194,285 58,250	- 53,891 15,120	41,092 39,952 34,332	- - -	-- - --	- - -	30,000 28,317 30,280	441,625 543,961 374,867
Terry Fullerton(7) Senior VP Exploration	2012 2011	220,961 211,343	224,775 358,005	- 148,113	60,000 60,000	- -	- -	412,979 -	23,788 24,721	942,503 802,182
Dan McKinnon(8) Senior VP Engineering	2012	153,436	404,150	62,500	-	-	-	399,140	14,276	1,036,502

(1)
Don Klapko’s contract was renewed on June 28, 2011 resulting in a reduction of his salary from $500,000 to $350,000.  Mr. Klapko does not receive any further compensation in his capacity as a director of the Company.

(2)	John Chimahusky’s annual salary is US$240,000 and has been converted to C$ at the 2012 average annual exchange rate of 0.9967
(3)
The value is calculated using the following formula: number of RS’s granted times the market value of the Common Shares, being their closing price of the Common Shares on the TSX on the date prior to the date of grant.

(4)
Stock Options granted under the Stock Option Plan. In determining the fair value of Stock Option awards, the Black-Scholes model, an established methodology, was used, with the following hypothesis: Risk rate: 1.13%; Estimated hold period prior to exercise: 3.0 years; Expected volatility: 50%.

(5)
Annual incentives consist of the amounts earned under the ABP. These amounts were earned based on the NEOs meeting their individual performance objectives throughout the year (see “Annual Bonus Program” on page 30).

(6)
John Chimahusky’s ABP amount of US$40,000 has been converted to C$ at the exchange rate of 1.0273 on the payment date, March 8, 2013.  Perquisites for include the Company’s contribution to the NEO’s  Stock Savings Plan as set out in “Stock Savings Plan” on page 40, parking and other miscellaneous perquisites as required for business purposes.

(7)	Terry Fullerton was released from the Company on November 15, 2012 due to the sale of the Canadian assets.
(8)	Dan McKinnon was appointed as Senior Vice President, Engineering on April 26, 2012 and was released from the company on December due to the sale of the Canadian assets.
(9)	Amounts relate to termination benefits.

 Outstanding Share-based and Option-based Incentive Plan Awards

The following table indicates for each of the NEOs all awards outstanding at the end of the 2012 financial year.
	Share-based awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Number of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)	Market or payout value of vested share-based awards not paid out or distributed ($)
				(1)	(2)
Don Klapko, President & Chief Executive Officer	150,000	7.26	Jan 10, 2015	229,500	706,860	-
Dell Chapman Senior Vice President Finance & Chief Financial Officer	70,000 15,000 32,165	4.88 4.66 7.26	Sept 16, 2014 Sept 30, 2014 Jan 10, 2015	111,073	342,105	-
John Chimahusky, Senior Vice President & Chief Operating Officer, U.S. Operations	53,333 9,000 18,145	6.15 4.66 7.26	Sept 30, 2013 Sept 30, 2014 Jan 10, 2015	64,552	198,820	-
Terry Fullerton, Senior Vice President, Exploration	-	-	-	-	-	-
Dan McKinnon Senior Vice President Engineering	50,000	2.95	Apr 30, 2015	137,000	421,960	-

(1)	RS’s granted under the RSPS Plan.
(2)	The market or payout value of the RS awards that have not vested is the number of RS’s times the closing price of the Common Shares on December 31, 2012 on the TSX ($3.08).

Option Exercises and Stock Vested
Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
(a)	(b)	(c)	(d)	(e)
Don Klapko, President & Chief Executive Officer	-	-	99,382	393,842
Dell Chapman, Senior Vice President Finance & Chief Financial Officer	-	-	24,303	97,792
John Chimahusky, Senior Vice President & Chief Operating Officer, U.S. Operations	-	-	7,209	32,713
Terry Fullerton, Senior Vice President, Exploration	-	-	66,052	217,588
Dan McKinnon Senior Vice President Engineering	-	-	-	-

Grants of Plan-Based Awards

Name	Grant date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
			(1)
Don Klapko, President & Chief Executive Officer(2)	Jan 10, 2012 Feb 9, 2013		250,000					129,500 49,382	-	-	524,475 200,000
Dell Chapman, Senior Vice President Finance & Chief Financial Officer	Jan 10, 2012		100,000					58,000	-	-	234,900
John Chimahusky, Senior Vice President & Chief Operating Officer, U.S. Operations	Jan 10, 2012		60,000					32,500	-	-	131,625
Terry Fullerton, Senior Vice President, Exploration	Jan 10, 2012		-					55,500	-	-	224,775
Dan McKinnon Senior Vice President Engineering	Apr 26, 2012		-					137,000	50,000	2.95	404,150

(1) 2012 annual bonus payments paid on Feb 28, 2013
(2) Don Klapko received a grant of 49,382 restricted shares on Feb 9, 2012 as part of his 2011 annual bonus
Pension Plan Benefits

The Company does not have a Defined Benefit or a Defined Contribution Pension Plan.. The Company does have a Safe Harbour 401(k) plan for the Company’s U.S. NEO and the Company’s other U.S. employees. See “Safe Harbour 401(k) Plan and Stock Savings Plan” on page 40.

Stock Savings Plan

For all of its Canadian employees, the Company has an optional stock savings plan (the “Stock Savings Plan”) whereby the Canadian employees including the NEOs can contribute up to 9% of their base salaries through payroll deduction and the Company will match their contribution. The employee’s contributions may be invested in a list of eligible funds or directed to the purchase of Shares and the Company’s matching contribution is used to purchase Shares. Contributions are deposited with external administrators and Common Shares are purchased on a monthly basis. Employees can direct the contributions to a Registered Retirement Savings Plan (up to the annual maximum limit) or a non-registered savings account, or a combination of these two. Funds in the accounts can also be withdrawn or transferred to another financial institution. The Company pays the administrative costs associated with the Stock Savings Plan including up to one transfer or withdrawal per employee per year.

The following table indicates the value accumulated under the Stock Savings Plan for each of the Canadian NEOs during the 2012 financial year:

Name	Accumulated Value at Start of Year ($)	Compensatory ($)	Non-compensatory ($)	Accumulated Value at Year-end ($)

	(1)	(2)	(3)	(4)
Don Klapko, President & Chief Executive Officer	278,900	31,500	31,500	248,994
Dell Chapman Senior Vice President Finance & Chief Financial Officer	22,567	21,150	21,150	56,583
(3)
The accumulated value at the start of the year is based on the number of Common Shares of the Company held in the Stock Savings Plan multiplied by the closing price of the Shares on the TSX on January 1, 2012 ($4.59).

(4)	The compensatory amount is the Company’s contribution to the Stock Savings Plan.
(5)	The non-compensatory amount is the NEOs contribution to the Stock Savings Plan.
(6)
The accumulated value at the end of the year is based on the amounts invested in eligible funds plus the number of Shares held in the Stock Savings Plan multiplied by the closing price of the Shares on the TSX on December 31, 2012 ($3.08) less any withdrawals.

Safe Harbour 401(k) Plan and Stock Savings Plan

For its U.S. employees, the Company has a Safe Harbour 401(k) Plan. Each year employees can contribute a maximum of $16,500 plus an additional $5,500 for employees over the age of 50.

The  Company contributes  3% of the employee’s base salaries to the Safe Harbour 401(k) Plan and also contributes up to  3% of the employee`s base salary which is used to purchase Common Shares for the employees under the optional Stock Savings Plan.

The following table indicates the value accumulated under the Safe Harbour 401(k) Plan for the U.S. NEO during the 2012 financial year:

Name	Accumulated Value at Start of Year (US$)	Compensatory (US$)	Non-compensatory (US$)	Accumulated Value at Year-end (US$)
	(1)	(2)	(3)	(4)
John Chimahusky, Senior Vice President & Chief Operating Officer, U.S. Operations	93,641	7,200	22,500	143,573
(1)	The accumulated value at the start of the year is based on the value of the funds invested in the Safe Harbour 401(k) Plan on January 1, 2012
(2)	The compensatory amount is the Company’s contribution of 3% of the base salary to the Safe Harbour 401(k) Plan
(3)	The non-compensatory amount is the NEO’s contribution to the Safe Harbour 401(k) Plan
(4)	The accumulated value at the end of the year is based on the value of the funds invested in the Safe Harbour 401(k) Plan on December 31, 2012.

The following table indicates the value accumulated under the Stock Savings Plan for the U.S. NEO during the 2012 financial year:

Name	Accumulated Value at Start of Year (US$)	Compensatory (US$)	Non-compensatory (US$)	Accumulated Value at Year-end (US$)
	(1)	(2)	(3)	(4)
John Chimahusky, Senior Vice President & Chief Operating Officer, U.S. Operations	9,514	7,200	-	14,122
(1)	The accumulated value at the start of the year is based on the value of the funds invested in the Stock Savings Plan on January 1, 2012.
(2)	The compensatory amount is the Company’s contribution to the Stock Savings Plan.
(3)	The non-compensatory amount is the NEO’s contribution to the Stock Savings Plan.
(4)
The accumulated value at the end of the year is based on the number of Common Shares held in the Stock Savings Plan multiplied by the closing price of the Common Shares on the TSX on December 31, 2012 ($3.08), less any withdrawals

Termination and Change of Control Benefits

All of the NEOs have entered into employment agreements with the Company. In the event of (i) resignation, (ii) involuntary or constructive termination or (iii) a change in control, specific arrangements cover the NEOs.

The provisions that apply upon a change of control are defined as follows:

For the President and Chief Executive Officer the occurrence of any of the following events: (i) any transaction pursuant to which any person or any group acquired the right to exercise control or direction over Common Shares representing 30% or more of the issued and outstanding Common Shares including as a result of a takeover bid, an issuance or exchange of securities, an amalgamation with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization; or (ii) a sale or disposition all or substantially all of the Company’s assets, other than to an entity of which the Company has direct or indirect beneficial ownership of more than 50% of the combined voting power of the outstanding securities eligible to vote for the election of directors of the entity; but not in the event that the Company is converted into a trust or other corporate entity.

For the Senior Vice President, Finance and Chief Financial Officer, the Senior Vice President, Engineering and the Senior Vice President, Exploration (i) the acquisition of more than 50% of all outstanding Common Shares, or (ii) a sale of all or substantially all (being 90% or more of the value) of the assets held by the Company; provided that a “Change of Control” shall not include a reorganization or restructuring of the Company.

For the Senior Vice President and Chief Operating Officer, U.S. Operations (i) the acquisition of more than 50% of all outstanding Common Shares, or (ii) a sale of all or substantially all (being 90% or more of the value) of the assets held by the Company; provided that a “Change of Control” shall not include a reorganization or restructuring of the Company, or (iii) sale of more than 50% of the outstanding shares of the U.S. subsidiary of the Company to an entity that is not owned by the Company or (iv) sale of all or substantially all (being 90% or more of the value) of the assets operated by the U.S. subsidiary of the Company; provided that a “Change of Control” shall not include a reorganization or restructuring of the Company.

The provisions to pay the severance benefits are a "single modified trigger", meaning that the severance benefits are paid if the NEO chooses to leave voluntarily during a window period after the change of control or if their employment is terminated by the successor entity.

Prior to receiving payments made in the event of (i) involuntary or construction termination or (ii) change in control the executive must sign a release. Payments are to be made within 30 days of the executive’s termination of employment.

In the event of (i) involuntary or constructive termination or (ii) change-in-control, provisions for confidentiality, fiduciary obligations, non-solicitation (12 months) and intellectual property remain in force.

In the event of resignation, provisions for confidentiality, fiduciary obligations, non-solicitation (12 months), non-compete (12 months) and intellectual property remain in force.

The following table sets out the benefits that are paid following the change of control in the circumstances described above; assuming the change of control took place on December 31, 2012.

Name	Cash Severance Payment ($)	Incremental Pension Benefit (present value) ($)	Bonus Prorated - 10% of Salary prorated by # of days employed in the year ($)	Continuation of Medical Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards (unamortized expense as of 12/31/12) ($)	Excise Tax Gross-Up ($)	Outstanding Long Term Cash Incentive ($)	Total Termination Benefits ($)
	(1)
Don Klapko
Voluntary retirement	-	-	-	-	-	-	-	-
Involuntary termination	700,000	-	35,000	153,329	706,860	-	-	1,595,189
Involuntary or good reason termination after change in control (CIC)	700,000	-	35,000	153,329	706,860	-	-	1,595,189
Dell Chapman
Voluntary retirement	-	-	-	-	-	-	-	-
Involuntary termination	352,500	-	23,500	62,821	163,465	-	-	602,286
Involuntary or good reason termination after change in control (CIC)	352,500	-	23,500	62,821	342,105	-	-	780,926
Terry Fullerton (2)
Voluntary retirement	-	-	-	-	-	-	-	-
Involuntary termination	337,500	-	22,500	54,885	146,925	-	-	561,810
Involuntary or good reason termination after change in control (CIC)	337,500	-	22,500	54,885	317,865	-	-	732,750
John Chimahusky
Voluntary retirement	-	-	-	-	-	-	-	-
Involuntary termination	360,000	-	24,000	3,000	98,720	-	-	485,720
Involuntary or good reason termination after change in control (CIC)	360,000	-	24,000	3,000	198,820	-	-	585,820
Dan McKinnon(3)
Voluntary retirement	-	-	-	-	-	-	-	-
Involuntary termination	330,000		22,000	54,353	258,720			665,073
Involuntary or good reason termination after change in control (CIC)	330,000		22,000	54,353	421,960			828,313

(1)	The cash severance payment is based on a multiple of months of salary. For Don Klapko 24 months, Dell Chapman, John Chimahusky, Terry Fullerton and Dan McKinnon 18 months.
(2)	Terry Fullerton, Senior Vice President, Exploration was released from the Company on November 31, 2012.
(3)	Dan McKinnon, Senior Vice President, Engineering was released from the Company on December 31, 2012.

Retirement Benefits

In the event of retirement, assuming such event took place on December 31, 2012, the following benefits would be payable:

Name	Stock Options (1) ($)	RS’s (2) ($)
Don Klapko	-	-
Dell Chapman	-	-
John Chimahusky	-	-
(1)
Pursuant to the terms and conditions of the Stock Option Plan upon termination of employment for the reason of retirement, all outstanding Stock Option grants, including grants for the NEOs, terminate within 30 days of the effective date of termination. The value is the difference between the closing price of the Common Shares on December 31, 2012 on the TSX ($3.08) and the exercise price of all Stock Options that were outstanding 30 days after December 31, 2012.

(2)
Pursuant to the terms and conditions of the RSPS Plan, upon retirement, all outstanding RSPSs would be issued with the issue date being the date of the grantee’s retirement. Retirement in the RSPS Plan is defined as termination of employment after the age of 65. None of the NEOs were 65 years of age at December 31, 20121, therefore if the NEOs had retired at that date none of the outstanding RS’s would have been issued.

REMUNERATION OF DIRECTORS

The Governance and Nominating Committee review the compensation of the Company’s non-employee directors on an annual basis. The Governance and Nominating Committee reviews general compensation surveys to compare Equal’s director compensation policies to generally accepted practices for publicly traded companies.

During the last financial year, the annual compensation of non-employee directors was as follows, payable on a quarterly basis, in cash:

Annual Retainer - Chairman of the Board	$45,000
Annual Retainer – Audit Committee Chairman	$40,000
Annual Retainer – All Other Directors	$30,000
Board Meeting Fee – Chairman	$2,500
Board Meeting Fee – Director	$2,000
All Other Committee Meetings as Chair	$1,250
All Other Committee Meetings as Member	$1,000

The directors receive most of their compensation in the form of cash and the long term incentive grants that have been granted to directors are small in relation to those granted to employees of the Company.

In 2012, long term incentive grants were not granted to the directors.

The directors who are also executives of the Company receive no remuneration for serving as directors. Directors are reimbursed for transportation and other expenses for attendance at Board and committee meetings.

The Company does not have a retirement plan for directors. There are no other arrangements under which directors were compensated in their capacity as directors by the Company or its subsidiaries during the most recently completed financial year.

The following table provides details of the compensation received by the directors of the Company during the 2012 financial year. Don Klapko, as an executive of the Company receives no remuneration for serving as a director. His compensation as President and Chief Executive Officer is disclosed under the “Summary Compensation Table” on page 37.

Director Minimum Shareholding Requirement

In recognition of the importance of ensuring an alignment of financial interests of directors with those of shareholders, Equal has adopted a minimum share ownership requirement for directors of Equal. Under the requirement, directors must achieve a Share ownership level of three times their annual retainer within a three-year period commencing on the later of January 1, 2012 or on the date of formal appointment as a director of the Company.  The value of Share ownership is based on the initial purchase price of the Shares to protect against market price fluctuations. Exceptions can be allowed in certain circumstances if approved by the Governance and Nominating Committee of the Board.

Director Compensation Table

Name	Fees earned ($)	Share-based awards ($)	Option-based awards ($)	Non-equity incentive plan compensation ($)	All other compensation ($)	Total Compensation ($)
		(1)	(2)	(3)	(5)
Daniel Botterill	77,962	-	-	-	-	77,962
Peter Carpenter	69,789	-	-	-	-	69,789
Michael Doyle	61,250	-	-	-	-	61,250
Victor Dusik	89,000	-	-	-	-	89,000
Roger Giovanetto	55,500	-	-	-	-	55,500
Bob Wilkinson	72,000	-	-	-	-	72,000

(1)	The Board did not approve any share-based awards for Directors for the 2012 compensation year.
(2)	The Board did not approve any option-based awards for Directors for the 2012 compensation year.
(3)	The Company does not have a retirement plan for Directors.
(4)
The Directors, other than Don Klapko who is an executive of the Company, are reimbursed for transportation and other expenses for attendance at Board and Committee meetings.  There are no other arrangements under which the directors were compensated by the Company or its subsidiaries during the most recently completed financial year.

(5)
Don Klapko, as an executive of the Company, receives no remuneration for serving as a director of the Company.  His compensation as President and Chief Executive Officer is disclosed under the “Summary Compensation Table” on page 37.

Outstanding Share-based Awards and Option-based Awards

The following table indicates for each of the directors (except for Mr. Klapko who is a NEO) all awards outstanding at December 31, 2012.

	Option-based awards				Share-based awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options ($)	Number of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)	Market or payout value of vested Share-based awards not paid out or terminated ($)
				(1)
Peter Carpenter	3,333	6.15	30-Sep-13	-	-	-	-
Dan Botterill	-	-	-	-	-	-	-
Michael Doyle	3,333	6.15	30-Sep-13	-	-	-	-
Victor Dusik	3,333	6.15	30-Sep-13	-	-	-	-
Roger Giovanetto	3,333	6.15	30-Sep-13	-	-	-	-
Robert Wilkinson	-	-	-	-	-	-	-

(1)
The value of unexercised in-the-money Stock Options at financial year-end is the difference between the closing price of the Common Shares on December 31, 2012 on the TSX ($3.08) and the exercise prices of such Stock Options. The actual gains, if any, realized by the directors on exercise will depend on the value of the Common Shares on the date of Stock Option exercise (see “Stock Option Plan and RSPS Plan” on page 13).

.
The following table indicates for each of the directors (except for Mr. Klapko who is a NEO) the value on vesting of all awards and the bonus pay-out during the 2012 financial year.

Name	Option-based awards Value vested during the year ($)	Share-based awards Value vested during the year ($)	Non-equity incentive plan compensation Value earned during the year ($)
	(1)	(2)	(3)
Peter Carpenter	-	-	-
Michael Doyle	-	-	-
Victor Dusik	-	-	-
Roger Giovanetto	-	-	-
Daniel Botterill	-	-	-
Robert Wilkinson	-	-	-

(1)	Four of the directors held Stock Options that vested during 2012. The amount represents the value upon vesting.
(2)	None of the directors have Share-based awards. None of the directors receive any form of non-equity incentive compensation.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information related to the Company’s equity compensation plans for the financial year ended December 31, 2012:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,955,027	$6.45	1,567,625
Equity Compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,955,027	$6.45	1,567,625

(1)
Of the 1,567,625 Common Shares available for future issuance pursuant to the Stock Option Plan and the RSPS Plan at December 31, 2012, 1,567,625 Common Shares were reserved for issuance with the TSX pursuant to the Stock Option Plan and RSPS Plan.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Other than as set forth herein, management of the Company is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any current or nominee to the Board or any person who has been a director or executive officer of Equal, at any time since the beginning of the Company’s last financial year, or any associate or affiliate of any of the foregoing persons, in any matter to be acted upon other than the election of directors or the appointment of auditors.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Equal is not aware of any material interest, direct or indirect, of any informed person of the Company, any nominee director of Equal, or any associate or affiliate of any informed person or nominee director, in any transaction since the commencement of the Company’s most recently completed financial year, or in any proposed transaction, that has materially affected or would materially affect the Company or any of its subsidiaries.

For the purposes of this Information Circular an “informed person” means a director or executive officer of the Company, a director or executive officer of a person or company that is itself an informed person or subsidiary of the Company, or any person or company who beneficially owns, or controls or directs, directly or indirectly, more than 10% of the Shares.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

The Company is not aware of any individuals who are or were directors or executive officers of Equal or employees of the Company or any of its subsidiaries who are, as at the date hereof, indebted to the Company or any of its subsidiaries or to another entity but subject to a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries.

The Company is not aware of any individuals who are, or who at any time during the most recently completed financial year were, a director or executive officer of the Company, a proposed nominee for election as a director of the Company, or an associate of any of those directors, executive officers or proposed nominees, who are, or have been at any time since the beginning of the most recently completed financial year of the Company, indebted to the Company or any of its subsidiaries or whose indebtedness to another entity is, or at any time since the beginning of the most recently completed financial year of the Company, has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING OF STOCKHOLDERS IN 2014

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December ●, 2013 to Bradley Squibb at 4300 Bankers Hall West 888-3rd Avenue, S.W., Calgary, Alberta, T2P 5C5, Canada;  provided, however , that if our 2014 annual meeting of Stockholders is held before April 13, 2014 or after June 12, 2014, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2014 annual meeting of Stockholders.  If you wish to submit a proposal that is not to be included in Equal’s proxy materials next year or to nominate a director next year, notice must be delivered to Equal not less than 30 nor more than 65 days prior to the date of the annual meeting of Stockholders; provided, however, that if the annual meeting of Stockholders is called for a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice by the nominating Stockholder may be made not later than the close of business on the 10th day following the date on which the public announcement of the date of the annual meeting is first made by Equal. You are also advised to review our by-laws, which contain additional requirements about advance notice of Stockholder proposals and director nominations.

ADVANCE NOTICE PROCEDURES FOR NEXT YEAR`S ANNUAL MEETING

Equal advises Stockholders that, until further notice, February 12 2014 is the date after which notice of a Stockholder- sponsored proposal submitted outside the processes of Rule 14a-8 under the Exchange Act (i.e. a proposal to be presented at the next annual meeting of Stockholders that has not been submitted for inclusion in the Company`s annual information circular) will be considered untimely under the SEC`s proxy rules.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more Stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those Stockholders.  This process, which is commonly referred to as “householding”, potentially means extra convenience for Stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Stockholders of Equal will be “householding” Equal`s proxy materials.  A single Notice of Internet Availability of Proxy Materials or a single set of annual meeting materials will be delivered to multiple Stockholders sharing an address unless contrary instructions have been received from the affected Stockholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or a separate set of annual meeting materials, please notify your broker.  Direct your written request to Equal Energy Ltd., Wendell Chapman Senior Vice President and Chief Financial Officer, 2600, 500-4th Avenue, S.W., Calgary, Alberta, T2P 2V6, Canada.  Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials or multiple sets of annual meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Company knows of no amendment, variation or other matter to come before the Meeting other than the matters referred to in the notice of Meeting attached hereto; however, if any other matter properly comes before the Meeting, the accompanying proxy will be voted on such matter in accordance with the best judgment of the person or persons voting the proxy.

The Company shall provide without charge, upon request being made to Equal, either a copy of Equal`s annual report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2012 or a copy of the Company’s annual information form, together with any document, or the pertinent pages of any document, incorporated by reference therein, the Company’s most recently filed comparative annual financial statements, together with the accompanying report of the auditor and the Company’s most recently filed annual management’s discussion and analysis relating thereto.  Financial information is provided in the Company’s comparative financial statements and management’s discussion and analysis for the year ended December 31, 2012.

Additional information relating to Equal Energy Ltd. is available under the Company’s profile on EDGAR at www.sec.gov or SEDAR at www.sedar.com.

APPENDIX “A”BOARD MANDATE

I.	PURPOSE

These terms of reference are prepared to assist the Board of Directors (the “Board”) and management in clarifying responsibilities between the Board and management. The fundamental responsibility of the Board is to appoint a competent senior management team and to oversee the management of the business, with a view to maximizing shareholder value and ensuring corporate conduct in an ethical and legal manner via an appropriate system of corporate governance and internal control process and procedures. The Board is responsible for the stewardship of Equal Energy Ltd. (the "Corporation").

II.	CONSTITUTION, COMPOSITION AND DEFINITIONS

A.
The Board shall be composed of not fewer than three directors, and not more than the maximum number of directors allowed by the articles of the Corporation. The specific number of directors shall be set by the Board of the Corporation in accordance with the articles of the Corporation and subject to the approvals granted by the shareholders of the Corporation.

B.
A majority of directors comprising the Board shall be independent within the meaning of all applicable laws, rules and regulations, including, without limitation, pursuant to the rules of the New York Stock Exchange and National Instrument 52-110 Audit Committees.  A director shall not be deemed independent unless (i) the Board shall affirmatively determine that such director is free from any material relationship with the Corporation (either directly or as a partner, shareholder or officer on organization that has a relationship with the Corporation) and (ii) the director does not have any direct or indirect relationship with the Corporation that, in the Board's view, would or could reasonably interfere with the exercise of his or her independent judgment.

C.
The Board shall meet at least four times each year. The Chairman may call additional meetings as required. In addition, a meeting may be called by the President and Chief Executive Officer (“CEO”), any member of any Board or committee of the Board or as otherwise provided by law.

D.
The independent directors of the Corporation shall meet regularly, but no less frequently than four times each year.  The Chairman shall preside over all meetings. A notice of meeting and agenda shall be circulated to the board members in accordance with Company by-laws.

E.
The Board shall have the right to determine who shall and who shall not be present at any time during a Board meeting. The President and Chief Executive Officer, the Chief Financial Officer and the General Counsel and Corporate Secretary of the Corporation are expected to be available to attend the Board meetings or portions thereof.

F.
The members of the Board shall be appointed following shareholder approval, Where a vacancy occurs at any time in the membership of the Board, the Board may fill it. In addition, in accordance with the Corporation’s articles and by-laws and applicable law, a majority of the Board may appoint additional directors to the Board between shareholder meetings.

G.
The Board shall be given access to senior management of the Corporation's subsidiaries and documents as required to fulfill its responsibilities and shall be provided with the resources necessary to carry out its responsibilities.

H.	The Chairman of the Board shall not have a casting vote in addition to his or her regular vote.

I.	The Secretary to the Board shall be either the Corporate Secretary or his or her delegate.

J.	Board meetings may be held in person, by video conference, by means of telephone or by a combination of the foregoing.

K.
Notice of the time and place of each meeting shall be given in writing, or by facsimile to each member of the Board at least 48 hours prior to the time fixed for such meeting. Any member may, in any manner, waive notice of the meeting. Attendance of a member at a meeting shall constitute waiver of notice of the meeting except where a member attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting was not lawfully called.

L.	A majority of members, present in person or by videoconference, telephone or combination thereof, shall constitute a quorum.

M.	All members of the Board are expected to allow sufficient time to review meeting materials and be prepared for Board meetings. Members are expected to attend most, if not all, Board meetings.

DUTIES AND RESPONSIBILITIES

A.	Managing the Affairs of the Board

The Board operates by delegating certain of its authorities, including pending authorizations, to committees of the Board and to management and by reserving certain powers to itself. The Board is responsible for managing its own affairs, including:

i.	planning its composition and size;
ii.	electing its Chair;
iii.	nominating candidates for election to the Board;
iv.	appointing committees and approving their respective mandates and the limits of authority delegated to each committee; and
v.
approving and directing the implementation of corporate governance practices and procedures aimed at having independent, informed oversight by Board members of management and management's conduct of the business of the Corporation and its subsidiaries, including the approval of the terms of reference for the Board and its subcommittees. In conjunction with the Governance and Nominating Committee, the Board will annually assess its performance and that of its subcommittees.

B.	Management and Human Resources
The Board has the responsibility for:

i.
the appointment of and succession planning relating to the President and CEO, establishing objectives of the CEO and assessing the CEO against such objectives, monitoring CEO performance generally and approving the CEO's compensation. The Board may delegate the implementation of specific objectives or the finalization of remuneration relating to the CEO to a committee of the Board. In particular, notwithstanding the foregoing, the Compensation Committee of the Board has direct responsibility to review and approve corporate goals and objectives relative to CEO compensation; to evaluate the CEO’s performance in light of those goals and objectives; and either as a committee or together with the Corporation’s other independent directors (as directed by the Board) determine and approve the CEO’s compensation level based on this evaluation;

ii.
determining the appointment and termination of senior management and reviewing the recommendations or determinations made by the Compensation Committee relating to the recruitment, training, development, assessment and compensation of senior management;

iii.	overseeing management's compliance with any code of business conduct or ethics policies that may be adopted by the Board from time to time for the Corporation and its subsidiaries; and
iv.
to the extent feasible, satisfying the Board as to the integrity of the CEO and other executive officers and that the CEO and other executives create a culture of integrity throughout the organization.

C.	Strategy and Plans

The Board has the responsibility to:

i.	adopt a strategic planning process and, at least annually, approve the Corporation’s strategic plan which takes into account, among other things, the opportunities and risks of the business;
ii.	approve annual capital and operating budgets;
iii.	oversee the performance of the Corporation against the strategic and operating plans; and
iv.	approve material divestitures and acquisitions, the determination of materiality to be established by the Board and revised from time to time.

D.	Financial, Risk Management and Corporate Issues

The Board has the responsibility to:

i.
review and oversee management, and with input from the Audit Committee, in developing systems and processes to monitor the principal risks of the Corporation's business and specifically, to direct management to identify the principal risks of the Corporation's business and to implement appropriate systems to monitor and manage these risks. In particular, the Board will review policies and practices with respect to trading and hedging activities and consider the results of any reviews of these areas by the external auditors or third party consultants as well as the controls relating to the use of trading and hedging activities as they relate to the significant business risks and uncertainties for the Corporation and its subsidiaries;

ii.	review insurance coverage of significant business risks and uncertainties;
iii.
with input from the Audit Committee of the Board, take reasonable steps, in conjunction with management, to direct the implementation and integrity of the Corporation's internal control and management information systems;

iv.	declare dividends, if any;
v.	establish limits of authority delegated to management; and
vi.	review and approve the annual financial statements and management
vii.
discussion and analysis for the Corporation and its subsidiaries and to either review and approve the unaudited interim financial statements and management discussion and analysis for the Corporation and its subsidiaries.

E.	Compliance Reporting and Corporate Communications

The Board has the responsibility to direct management to:

i.	implement appropriate communication processes and measures with shareholders and other stakeholders and financial, regulatory and other recipients;
ii.
report the financial performance of the Corporation to shareholders, other security holders and regulators on a timely and regular basis and in accordance with generally accepted accounting principles and applicable laws;

iii.
through the Reserves and HS&E Committee, oversee and direct the evaluation of the oil and gas reserves of the Corporation and its subsidiaries and to monitor the disclosure regarding such reserves. The Board shall approve the reports to be filed with the applicable securities commissions regarding the reserves of the Corporation and its subsidiaries;

iv.	report in a timely fashion developments that have a significant and material impact on the Corporation;
v.	report annually to shareholders on the Board's stewardship for the preceding year (the Annual Report or Management Information Circular);
vi.	approve the holding and date of shareholder meetings; and
vii.	engage, where necessary, external advisors and experts in assisting the Board in determining any risks or major issues facing the Corporation or its subsidiaries or the Board.

F.	Non-delegable Matters

The Board may not delegate the following matters:

i.	submission of items to shareholders for approval;
ii.	appointment of additional directors;
iii.	issuance of securities;
iv.	paying commission as per Section 42 of the Business Corporations Act (Alberta);
v.	the declaration of dividends by the Corporation; the approval of a management proxy circular, annual financial statements or the adoption, repeal or amendments of by-laws;
vi.	redemption of shares of Equal Energy Ltd.; and

vii.
the review and approval of the Corporation's statement of reserves and other oil and gas information that is required to be disclosed or whose disclosure is regulated under applicable securities legislation.

G.	Use of Committees

The Board may direct any committee of the Board to provide input and recommendations on any of the foregoing matters. In addition, where permitted by law and where appropriate, the Board may delegate certain duties and responsibilities to a committee of the Board.

III.	REVIEW

The Board will review these terms of reference at least annually or, where circumstances warrant, at such shorter interval as is necessary, to determine if further additions, deletions or other amendments are required.

A -

APPENDIX “B”

COMMON SHARE TERMS AFTER THE SHARE CAPITAL AMENDMENT

COMMON SHARES

1.
The authorized share capital of Equal Energy Ltd. (the “Company”) consists of an unlimited number of shares designated as common shares (the “Shares”), which shall have attached thereto the following rights, privileges, restrictions and conditions:

(a)	the holders of Shares (the “Stockholders”), unless otherwise provided by applicable legislation, shall be entitled to one vote per Share on all matters to be voted on at all meetings of Stockholders;

(b)           the Stockholders shall be entitled to receive dividends if and when declared by the board of directors of the Company; and

(c)
upon the voluntary or involuntary liquidation, dissolution or winding-up of the Company, the Stockholders shall be entitled to share rateably in the remaining assets available for distribution after payment of liabilities.

2.
If the directors of the Company declare a dividend on the Shares payable in whole or in part in fully paid and non-assessable Shares (the portion of the dividend payable in Shares being herein referred to as a “stock dividend”), the following provisions shall apply:

(a)
unless otherwise determined by the directors of the Company in respect of a particular stock dividend: (i) the number of Shares (which shall include any fractional Shares) to be issued in satisfaction of the stock dividend shall be determined by dividing (A) the dollar amount of the particular stock dividend, by (B) 95% of the "Average Market Price" of a Share on the Toronto Stock Exchange (the "TSX"), with the "Average Market Price" calculated by dividing the total value of Shares traded on the TSX by the total volume of Shares traded on the TSX over the five trading day period immediately prior to the payment date of the applicable stock dividend on the Shares; and (ii) the value of a Share to be issued for the purposes of each stock dividend declared by the directors of the Company shall be deemed to be the Average Market Price of a Share;

(b)
to the extent that any stock dividend paid on the Shares represents one or more whole Shares payable to a registered Stockholder, such whole Shares shall be registered in the name of such holder. Shares representing in the aggregate all of the fractions amounting to less than one whole Share which might otherwise have been payable to registered Stockholders by reason of such stock dividend shall be issued to the transfer agent for the Shares as the agent of such registered Stockholders. The transfer agent shall credit to an account for each such registered holder all fractions of a Share amounting to less than one whole Share issued by the Company by way of stock dividends in respect of the Shares registered in the name of such holder. From time to time, when the fractional interests in a Share held by the transfer agent for the account of any registered Stockholder are equal to or exceed in the aggregate one additional whole Share, the transfer agent shall cause such additional whole Share to be registered in the name of such registered holder and thereupon only the excess fractional interest, if any, will continue to be held by the transfer agent for the account of such registered holder. The Shares held by the transfer agent representing fractional interests shall not be voted;

(c)
if at any time the Company shall have reason to believe that tax should be withheld and remitted to a taxation authority in respect of any stock dividend paid or payable to a Stockholder in Shares, the Company shall have the right to sell, or to require its transfer agent in each case as agent of such Stockholder, to sell all or any part of the Shares or any fraction thereof so issued to such holder in payment of that stock dividend or one or more subsequent stock dividends through the facilities of the TSX or other stock exchange on which the Shares are listed for trading, and to cause the transfer agent to remit the cash proceeds from such sale to such taxation authority (rather than such holder) in payment of such tax to be withheld. This right of sale may be exercised by notice given by the Company to such holder and to the Company or the transfer agent stating the name of the holder, the number of Shares to be sold and the amount of the tax which the Company has reason to believe should be withheld. Upon receipt of such notice the transfer agent shall, unless a certificate or other evidence of registered ownership for the Shares has at the relevant time been issued in the name of the holder, sell the Shares as aforementioned and the Company or the transfer agent as applicable, shall be deemed for all purposes to be the duly authorized agent of the holder with full authority on behalf of such holder to effect the sale of such Shares and deliver the proceeds therefrom to the applicable taxation authority on behalf of the Company. Any balance of the cash sale proceeds not remitted by the Company in payment of the tax to be withheld shall be payable to the holder whose Shares were so sold by the transfer agent;

(d)
if at any time the Company shall have reason to believe that the payment of a stock dividend to any holder thereof who is resident in or otherwise subject to the laws of a jurisdiction outside Canada might contravene the laws or regulations of such jurisdiction, or could subject the Company to any penalty thereunder or any legal or regulatory requirements not otherwise applicable to the Company, the Company shall have the right to sell, or to require its transfer agent in each case, as agent of such Stockholder, to sell through the facilities of the TSX or other stock exchange on which the Shares are listed for trading, the Shares or any fraction thereof so issued and to cause the transfer agent to pay the cash proceeds from such sale to such holder. The right of sale shall be exercised in the manner provided in subparagraph (c) above except that in the notice there shall be stated, instead of the amount of the tax to be withheld, the nature of the law or regulation which might be contravened or which might subject the Company to any penalty or legal or regulatory requirement. Upon receipt of the notice, the Company or the transfer agent shall, unless a certificate or other evidence of registered ownership for the Shares has at the relevant time been issued in the name of the holder, sell the Shares as aforementioned and the Company or the transfer agent, as applicable, shall be deemed for all purposes to be the duly authorized agent of the holder with full authority on behalf of such holder to effect the sale of such Shares and to deliver the proceeds therefrom to such holder;

(e)
upon any registered Stockholder ceasing to be a registered holder of one or more Shares, such holder shall be entitled to receive from the transfer agent, and the transfer agent shall pay as soon as practicable to such holder, an amount in cash equal to the proportion of the value of one Share that is represented by the fraction less than one whole Share at that time held by the transfer agent for the account of such holder, and, for the purpose of determining such value, each Share shall be deemed to have the value equal to the Average Market Price in respect of the last stock dividend paid by the Company prior to the date of such payment; and

(f)
for the purposes of the foregoing: (i) the calculation of a fraction of a Share payable to a Stockholder by way of a stock dividend and the calculation of the Average Market Price shall be computed to six decimal places, and shall be rounded to the nearest sixth decimal place; and (ii) neither the Company nor its transfer agent shall have any obligation to register any Share in the name of a person, to deliver a certificate or other document representing Shares registered in the name of a Stockholder or to make a cash payment for fractions of a Share, unless all applicable laws and regulations to which the Company, and/or the transfer agent are, or as a result of such action may become, subject, shall have been complied with to their reasonable satisfaction.

B -

APPENDIX “C”

CANADIAN and UNITED STATES INCOME TAX CONSIDERATIONS IN RESPECT OF

PARTICIPATION IN THE STOCK DIVIDEND PROGRAM

This summary is of a general nature only and is not intended to be nor should it be construed to be tax advice to any particular holder (a “Stockholder”) of common shares (the “Shares”) in the capital of Equal Energy Ltd. (the “Company).

This summary is not exhaustive of all Canadian and US federal income tax considerations and does not take into account any provincial, state, territorial or foreign income tax considerations. There is no assurance that the Canada Revenue Agency, the Internal Revenue Service or other applicable taxation authorities will not disagree with or challenge the tax treatment of stock dividends pursuant to the Company’s stock dividend program as described below. Stockholders are encouraged to consult their own tax advisors regarding the tax consequences to them of receiving cash or stock dividends. Capitalized terms used in this Appendix “C” and not otherwise defined have the meaning ascribed thereto in the Company’s information circular and proxy statement dated April ●, 2013 (the “Information Circular”).

Canadian Federal Income Tax Considerations

The following is, as of the date of the Information Circular, a summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) (the “Tax Act”) to Stockholders who: (i) for purposes of the Tax Act, deal at arm’s length and are not affiliated with the Company; (ii) hold their Shares as capital property; and (iii) participate in the stock dividend program by delivering a valid Stock Dividend Confirmation Notice to Olympia Trust Company (“Olympia”), prior to the Stock Dividend Confirmation Notice deadline, electing to receive all or a portion of any dividends declared by the Company on the Shares in the form of additional Shares issued by the Company from treasury (each a “Participating Holder”). Shares will generally be considered capital property to a Participating Holder unless the Participating Holder holds the Shares in the course of carrying on a business of buying and selling securities or acquired the Shares in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act, the regulations thereunder, and the Company’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency. This summary also takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that the Proposed Amendments will be enacted substantially as proposed. However, no assurance can be given that the Proposed Amendments will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative practice, whether by legislative, regulatory or judicial action or interpretation, nor does it take into account provincial, territorial or foreign income tax considerations.

This summary is not applicable to a Participating Holder: (i) that is a “specified financial institution” (as defined in the Tax Act); (ii) that is a “financial institution” (as defined in the Tax Act) for purposes of the “mark-to-market rules”; (iii) an interest in which is a “tax shelter investment” for the purposes of the Tax Act; (iv) that has made a functional currency reporting election under the Tax Act; or (v) that is exempt from tax under Part I of the Tax Act. Such Participating Holder should consult their own tax advisors having regard to their particular circumstances.

As discussed below, the receipt of stock dividends will have Canadian income tax consequences that are different from the Canadian income tax consequences applicable to the receipt of cash dividends. There is no assurance that the Canada Revenue Agency or other applicable taxation authorities will not disagree with or challenge the description below of the tax treatment to a Participating Holder who receives stock dividends pursuant to the stock dividend program.

This summary is not exhaustive of all possible income tax considerations applicable to participation in the stock dividend program or of the holding of the Shares. Accordingly, this summary is of a general nature only and is not intended to be legal or tax advice to any Participating Holder.

The United States tax consequences for Participating Holders who are resident in, or citizens of, the United States are not described herein. Participating Holders should consult their own tax advisors for advice with respect to the tax consequences of participation in the stock dividend program based on their particular circumstances.

Residents of Canada

The following portion of this summary is applicable to a Participating Holder who, for the purposes of the Tax Act and any applicable tax treaty or convention and at all relevant times, is resident or deemed to be resident in Canada (a “Canadian Holder”). Certain Canadian Holders to whom the Shares would not otherwise constitute capital property may elect, in certain circumstances, to have the Shares, and every “Canadian security” (as defined in the Tax Act) owned by such person in the taxation year of the election and in all subsequent taxation years, deemed to be capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. Persons considering making such election should first consult their own tax advisors.

Taxation of Cash Dividends

As discussed under the heading “Proposal 8 —Share Capital Amendment to Implement Stock Dividend Program— Procedure to Confirm Acceptance of Stock Dividends” in the Information Circular, Canadian Holders may elect to receive dividends on all or a stated number of Shares in the form of stock dividends. Canadian Holders who elect to receive only a portion of their dividends as stock dividends will receive the balance of the dividends to which they are entitled as cash dividends. In addition, where the Company’s board of directors (the “Board”) does not resolve to pay all or a portion of a declared dividend in the form of a stock dividend, Canadian Holders (including Canadian Holders that have delivered a valid Stock Dividend Confirmation Notice to receive their dividends in the form of stock dividends) will receive cash dividends.

The amount of any cash dividends will be included in computing a Canadian Holder’s income for purposes of the Tax Act in the taxation year of the Canadian Holder in which the cash dividend is received. The amount of such cash dividends received by a Canadian Holder who is an individual will be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to taxable dividends paid by taxable Canadian corporations. To the extent that the Company designates its dividends as “eligible dividends” within the meaning of the Tax Act in the prescribed manner, the amount of such dividends received as cash dividends will be eligible for the enhanced gross-up and dividend tax credit. Cash dividends received by an individual (other than certain specified trusts) may give rise to a liability for minimum tax as calculated under the detailed rules set out in the Tax Act.

The amount of any cash dividends received by a Canadian Holder that is a corporation will normally be deductible in computing such corporation’s taxable income. If a Canadian Holder is a “private corporation” (as defined in the Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals, the Canadian Holder may be liable under Part IV of the Tax Act to pay a refundable tax of 33⅓% on the amount of such cash dividends to the extent that such cash dividends are deductible in computing the Canadian Holder’s taxable income.

Taxation of Stock Dividends

As discussed under the heading “Proposal 8 —Share Capital Amendments to Implement Stock Dividend Program— Procedure to Confirm Acceptance of Stock Dividends” in the Information Circular, provided the Board has resolved to pay all or a portion of a declared dividend in the form of a stock dividend, Canadian Holders who have delivered a valid Stock Dividend Confirmation Notice indicating that they will accept all or a portion of the dividends to which they are entitled in the form of stock dividends will receive all or a portion of their dividends as stock dividends.

For the purposes of computing a Canadian Holder’s income for purposes of the Tax Act, the amount of a dividend paid in the form of a stock dividend is the amount by which the “paid-up capital” (as defined in the Tax Act) of the Shares is increased as a result of the issuance of the Stock Dividend Shares. Generally speaking, the increase in the paid-up capital of the Shares is equal to the increase in the stated capital of those Shares for corporate law purposes.

Under the Business Corporations Act (Alberta) (the “Act”), the corporate statute governing the Company, the Board is permitted to add any amount (up to the fair market value of the Shares issued) to the stated capital of the Shares when additional Shares are issued in payment of a stock dividend. The Canadian Holder’s pro-rata share of the amount of the increase in the paid-up capital of the Shares as a result of payment of a stock dividend will be included in computing such Canadian Holder’s income for purposes of the Tax Act and will be taxed in the same manner as a cash dividend, as described under the heading “— Taxation of Cash Dividends” above.

As discussed under the heading “Proposal 8 —Share Capital Amendment to Implement Stock Dividend Program — Benefits of the stock dividend program” in the Information Circular, it is anticipated that the Board will add only a nominal amount to the stated capital of the Shares when Shares are issued as payment of a stock dividend. Therefore, it is expected that where a dividend is paid to a Canadian Holder in the form of a stock dividend, the amount of such stock dividend for the purposes of computing a Canadian Holder’s income under the Tax Act will be nominal. As a result, it is expected that Canadian Holders will have no material amounts to include in computing their income for the purposes of the Tax Act as a result of receiving a stock dividend. However, as discussed below under the heading “Disposition of Shares” below, the receipt of a stock dividend may increase a capital gain (or decrease a capital loss) realized by a Canadian Holder on a subsequent disposition of Shares.

Disposition of Shares

Upon a disposition or a deemed disposition of a Share (other than in a tax deferred transaction or a disposition to the Company that is not a sale in the open market in the manner in which Shares would normally be purchased by any member of the public in the open market), a Canadian Holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Share to the Canadian Holder.

The cost to a Canadian Holder of a Share received as payment of a stock dividend will be equal to such Share’s pro-rata portion of the aggregate increase in the paid-up capital of the Shares as a result of the payment of all stock dividends paid to Stockholders at that time which, as discussed above, is expected to be nominal. This nominal cost to a Canadian Holder of a Share received as a stock dividend generally will be averaged with the adjusted cost base of all other Shares held at that time by such Canadian Holder as capital property for the purposes of determining the adjusted cost base of each such Share to the Canadian Holder.

Since the cost to a Canadian Holder of a Share received as a stock dividend is expected to be nominal, the receipt of Shares as stock dividends may increase a capital gain (or decrease a capital loss) realized on a subsequent disposition of Shares by a Canadian Holder.

One half of any such capital gain (a “taxable capital gain”) realized by a Canadian Holder will be required to be included in computing the Canadian Holder’s income, and one half of any such capital loss (an “allowable capital loss”) realized by a Canadian Holder must generally be deducted against taxable capital gains realized by the Canadian Holder in the year of disposition. Allowable capital losses not deductible in the taxation year in which they are realized may ordinarily be deducted by the Canadian Holder against taxable capital gains realized in any of the three preceding taxation years or any subsequent taxation year, subject to the detailed rules contained in the Tax Act in this regard. Capital gains realized by an individual (other than certain specified trusts) may be subject to minimum tax.

If the Canadian Holder is a corporation, the amount of any capital loss otherwise realized on the disposition or deemed disposition of a Share by the Canadian Holder may be reduced by the amount of dividends received or deemed to have been received by the Canadian Holder on such Share to the extent and in the circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or beneficiary of a trust that owns Shares, or where a partnership or trust of which a corporate Canadian Holder is a member or beneficiary is itself a member of a partnership or a beneficiary of a trust that owns Shares.

If the Canadian Holder is a “Canadian-controlled private corporation” (as defined in the Tax Act), the Canadian Holder may also be liable to pay a 6⅔% refundable tax on certain investment income, including taxable capital gains.

Non-Residents of Canada

The following section summarizes the principal Canadian federal income tax considerations generally applicable to a Participating Holder if: (i) at all relevant times, for purposes of the Tax Act and any applicable tax treaty or convention, the Participating Holder is not resident and is not deemed to be resident in Canada; (ii) the Participating Holder does not use or hold (and will not use or hold) and is not deemed to use or hold the Shares in, or in the course of, carrying on a business in Canada and does not carry on an insurance business in Canada and elsewhere; and (iii) the Participating Holder’s Shares do not constitute “taxable Canadian property” for purposes of the Tax Act (a “Non-Resident Holder”).

Provided that the Shares are listed on a designated stock exchange (which includes the TSX and the New York Stock Exchange) at a particular time, the Shares generally will not constitute “taxable Canadian property” to a Non-Resident Holder at that time unless at any time during the 60 month period immediately preceding that time (i) 25% or more of the issued shares of any class or series of the Company’s capital stock were owned by the Non-Resident Holder, by persons with whom the Non-Resident Holder did not deal at arm’s length or by the Non-Resident Holder and any such persons and (ii) the shares derived (directly or indirectly) more than 50% of their fair market value from real or immovable property situated in Canada, Canadian resource properties, timber resource properties or options or interests in respect of such property, as such terms are defined in the Tax Act. A Non-Resident Holder’s Shares can also be deemed to be taxable Canadian property in certain circumstances set out in the Tax Act.

Taxation of Cash Dividends

As discussed under the heading “Proposal 8 —Share Capital Amendment to Implement Stock Dividend Program — Procedure to Confirm Acceptance of Stock Dividends” in the Information Circular, Non-Resident Holders may elect to receive dividends on all or a stated number of their Shares in the form of stock dividends. Non-Resident Holders who elect to receive only a portion of their dividends as stock dividends will receive the balance of the dividends to which they are entitled as cash dividends. In addition, where the Board does not resolve to pay all or a portion of a declared dividend in the form of a stock dividend, Non-Resident Holders (including Non-Resident Holders that have delivered a valid Stock Dividend Confirmation Notice to receive their dividends in the form of stock dividends) will receive cash dividends.

Cash dividends on the Shares paid or credited or deemed under the Tax Act to be paid or credited to a Non-Resident Holder generally will be subject to Canadian withholding tax at the rate of 25%, subject to any applicable reduction in the rate of such withholding under an income tax treaty between Canada and the country where the Non-Resident Holder is resident. For example, under the Canada-United States Income Tax Convention (1980) (the “Treaty”), the withholding tax rate in respect of a cash dividend paid to a person who is the beneficial owner of the cash dividend and is resident in the United States for purposes of, and entitled to full benefits under, the Treaty, is generally reduced to 15%.

Under the Treaty, cash dividends paid to certain religious, scientific, literary, educational or charitable organizations and certain pension organizations that are resident, and exempt from tax, in the United States are exempt from Canadian withholding tax. Provided that certain administrative procedures are observed regarding registration of such organizations. The Company will not be required to withhold tax from cash dividends paid to such organizations. Qualifying organizations that fail to follow the required administrative procedures will have to file a claim for refund to recover any amounts withheld.

Taxation of Stock Dividends

As discussed under the heading “Proposal 8 —Share Capital Amendment to Implement Stock Dividend Program — Procedure to Confirm Acceptance of Stock Dividends” in the Information Circular, provided the Board has resolved to pay all or a portion of a declared dividend in the form of a stock dividend, Non-Resident Holders who have delivered a valid Stock Dividend Confirmation Notice indicating that they will accept all or a portion of the dividends to which they are entitled in the form of stock dividends will receive all or a portion of their dividends as stock dividends.

For the purposes of computing the Canadian withholding tax applicable to a stock dividend received by a Non-Resident Holder, the amount of a stock dividend is determined in the same manner as the determination of the amount of a stock dividend for the purposes of computing the income of a Canadian Holder. In other words, the amount of the stock dividend is the amount by which the “paid-up capital” (as defined in the Tax Act) of the Shares is increased as a result of the issuance of the Stock Dividend Shares. Generally speaking, the increase in the paid-up capital of the Shares is equal to the increase in the stated capital of those Shares for corporate law purposes. Under the Act, the Board is permitted to add any amount (up to the fair market value of the Shares issued) to the stated capital of the Shares when additional Shares are issued in payment of a stock dividend. The Non-Resident Holder’s pro-rata share of the amount of the increase in the paid-up capital of the Shares as a result of payment of a stock dividend (which, as noted above, is expected to be nominal) will be subject to Canadian withholding tax in the same manner as a cash dividend, as described under the heading “ — Taxation of Cash Dividends” above.

As discussed under the heading “Proposal 8 —Share Capital Amendment to Implement Stock Dividend Program — Benefits of the stock dividend program” in the Information Circular, it is anticipated that the Board will add only a nominal amount to the stated capital of the Shares when Shares are issued as payment of a stock dividend. Therefore, it is expected that where a dividend is paid to a Non-Resident Holder in the form of a stock dividend, the amount of such stock dividend for the purposes of computing the Canadian withholding tax applicable to a stock dividend received by such Non-Resident Holder will be nominal. As a result, it is expected that stock dividends paid to Non-Resident Holders will not be subject to any material amounts of Canadian withholding tax.

Disposition of Shares

A Non-Resident Holder will generally not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Shares so long as the Shares are not “taxable Canadian property” in the hands of such Non-Resident Holder. Non-Resident Holders should consult with their own tax advisors to determine whether a disposition of Shares will be subject to tax in their jurisdiction of residence.

Certain United States Federal Income Tax Considerations

This section is a summary of certain U.S. federal income tax consequences that may be applicable to a U.S. Holder (as defined below) of Shares that (i) participates in the Stock Dividend Program by delivering a valid Stock Dividend Confirmation Notice to Olympia, prior to the Stock Dividend Confirmation Notice deadline, electing to receive all or a portion of any dividends declared by the Company on the Shares in the form of additional Shares issued by the Company from treasury (a "U.S. Participant"), and (ii) who holds Shares as a "capital asset" within the meaning of the U.S. Internal Revenue Code of 1986 (the "Code"). As used in this section, the term "U.S. Holder" means a beneficial owner of a Share that, for U.S. federal income tax purposes, is: (a) an individual citizen or resident of the United States; (b) a corporation (including any other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state of the United States or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust, provided that: (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of that trust, or (2) the trust has made a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This summary is based on the Code, effective U.S. Treasury Regulations, the Treaty, judicial decisions and administrative pronouncements, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The foregoing are subject to differing interpretations which could affect the tax consequences described herein. This summary does not discuss all aspects of U.S. federal income taxation that may be applicable to a U.S. Participant, nor does it address any aspects of foreign, state or local taxation. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Furthermore, this summary does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. Participant in light of such participant's particular circumstances, nor to U.S. Participants subject to special rules, including financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, "controlled foreign corporations", "passive foreign investment companies", dealers in securities or currencies, persons that own or have owned, actually or constructively, 10% or more of the Shares, persons who acquired their Shares through the exercise or cancellation of employee stock options or otherwise as compensation, U.S. Holders whose functional currency is not the U.S. dollar, former U.S. citizens or long-term residents, persons deemed to sell Shares under the constructive sale provisions of the Code, and persons that hold Shares as part of a straddle, hedge, conversion transaction, or other integrated investment. No legal opinion from U.S. legal counsel or ruling from the U.S. Internal Revenue Service (the "IRS") have been or will be sought with respect to the matters described below, and consequently, there can be no assurance that the IRS will take a similar view as to any of the tax consequences described in this summary.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any U.S. Participant or any holder or prospective holder of Shares and no opinion or representation with respect to the U.S. federal income tax consequences to any U.S. Participant or any such holder or prospective holder is made. U.S. Participants and holders of Shares are urged to consult their own tax advisors with respect to the U.S. federal, state and local tax consequences, the non-U.S. tax consequences and the non-tax consequences of participation in the Stock Dividend Program and the acquisition, ownership and disposition of Shares.

Amount Includable in Income

Subject to the discussion below regarding "Passive Foreign Investment Company Status," for U.S. federal income tax purposes, a U.S. Participant will generally be treated as receiving a distribution in an amount equal to the sum of (i) the amount of cash received, (ii) the fair market value as of the dividend payment date of Shares received pursuant to the Stock Dividend Program and (iii) any Canadian taxes withheld with respect to the distribution. For purposes of this paragraph, the "fair market value" of Shares so received will generally be the average of the high and low sales price on the dividend payment date as reported by the exchange on which the Shares are principally traded, which amount may be higher or lower than the volume weighted average trading price used to determine the number of Shares acquired under the Stock Dividend Program.  [Each U.S. Participant will also be treated as receiving a distribution equal to any applicable sales or brokerage fees the Company pays on the U.S. Participant’s behalf.]

The distribution will be includible in income by a U.S. Participant as dividend income to the extent such distribution is paid out of the current or accumulated earnings and profits of the Company as determined under U.S. federal income tax principles. Any portion of the distribution in excess of the Company's current and accumulated earnings and profits will first be treated as a tax-free return of capital to the extent of a U.S. Participant's adjusted tax basis in its Shares and will be applied against and reduce such basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of Shares). To the extent that such distribution exceeds the U.S. Participant's adjusted tax basis, the excess will be treated as gain from the sale or exchange of its Shares, which will be treated as long-term capital gain if such U.S. Participant's holding period in its Shares exceeds one year as of the date of the distribution and otherwise will be short-term capital gain.

Subject to applicable limitations and provided that the Company is eligible for the benefits of the Treaty, dividends paid by the Company to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that the Company not be classified as a PFIC (as defined below) in the tax year of distribution or in the preceding tax year.  Dividends received on Shares by corporate U.S. Holders generally will not be eligible for the “dividends received deduction”.  The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

A U.S. Participant's tax basis for Shares received pursuant to the Stock Dividend Program will equal the fair market value of the Shares on the dividend payment date. A U.S. Participant's holding period for the Shares will begin on the day after the dividend payment date.

A U.S. Participant will not realize any taxable income upon the receipt of certificates for whole shares that were credited to the U.S. Participant's account upon withdrawal from or termination of the Stock Dividend Program. A U.S. Participant will generally recognize gain or loss upon the sale or exchange of Shares and upon receipt of cash payments for fractional shares credited to such U.S. Participant's account upon withdrawal from or termination of the Stock Dividend Program. The amount of such gain or loss will be equal to the difference (if any) between the U.S. dollar value of the amount realized for Shares or fraction thereof and the U.S. Participant's adjusted tax basis in the Shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Participant's holding period for the Shares is more than one year at the time of the sale or exchange. Capital gains of non-corporate taxpayers on assets held for more than one year are generally subject to preferential rates. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Status

Special, generally unfavorable, rules apply to the ownership and disposition of the stock of a passive foreign investment company ("PFIC").  In the absence of any qualified electing fund ("QEF") or mark-to-market election, if the Company were to be treated as a PFIC for any year during which a U.S. Participant held Shares, the U.S. Participant would be taxed under generally unfavorable rules that apply if a U.S. Participant recognizes a gain on the sale or other disposition of PFIC stock or receives certain distributions with respect to PFIC stock.  Among the consequences would be a loss of favorable capital gains rates and the imposition of an interest charge.  The Company believes that it was not a PFIC during its prior tax year and, based on its current operations and financial expectations, the Company expects it will not become a PFIC during its current tax year ending December 31, 2013 or for the foreseeable future.  [NTD:  Company to confirm]  However, PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the tax year in question, and is determined annually.  Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations.  Consequently, there can be no assurance that the Company has never been and will not become a PFIC for any tax year during which U.S. Participants hold Shares.  U.S. Participants should consult their own tax advisors regarding the possible classification of the Company as a PFIC and the consequences if that classification were to occur, and the availability of the QEF election or mark-to-market election.

Foreign Currency Gains

Taxable dividends with respect to our Shares that are paid in Canadian dollars will be included in the gross income of a U.S. Participant as translated into U.S. dollars calculated by reference to the exchange rate in effect on the day the dividend is received by the participant regardless of whether the Canadian dollars are converted into U.S. dollars at that time. A U.S. Participant who receives a payment in Canadian dollars and converts Canadian dollars into U.S. dollars at a conversion rate other than the rate in effect on the day of the distribution will have a foreign currency exchange gain or loss that would be treated as U.S. source ordinary income or loss. U.S. Participants are urged to consult their own tax advisors concerning the U.S. tax consequences of acquiring, holding and disposing of Canadian dollars.

In the case of a cash basis U.S. Participant who receives Canadian dollars, or another foreign currency, in connection with a sale, exchange or other disposition of our Shares, the amount realized will be based on the U.S. dollar value of the foreign currency received with respect to the Shares as determined on the settlement date of the sale or exchange. An accrual basis U.S. Participant may elect the same treatment required of cash basis taxpayers with respect to a sale or exchange of Shares, provided that the election is applied consistently from year to year. This election may not be changed without the consent of the IRS. If an accrual basis U.S. Participant does not elect to be treated as a cash basis taxpayer, that U.S. Participant may have a foreign currency gain or loss for U.S. federal income tax purposes because of differences between the U.S. dollar value of the currency received prevailing on the date of the sale or exchange of the Shares and the date of payment.  This currency gain or loss would be treated as ordinary income or loss and would be in addition to gain or loss, if any, recognized by that U.S. Participant on the sale, exchange or other disposition of the Shares.

Foreign Tax Credits

Any Canadian tax withheld with respect to distributions on, or proceeds from disposition of, Shares may, subject to a number of complex limitations, be claimed as a foreign tax credit against a U.S. Participant's U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed with respect to Shares will be foreign-source income and will be "passive category income" or "general category income" for purposes of computing the foreign tax credit allowable to a U.S. Participant, and gain recognized on the sale of Shares will generally be treated as U.S. source for such purposes, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. Because of the complexity of those limitations, each U.S. Participant should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

Additional Tax on Passive Income

U.S. Participants that are individuals, estates or certain trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, the Shares, subject to certain limitations and exceptions.

United States Information Reporting and Backup Withholding

Under some circumstances, a U.S. Participant may be subject to U.S. information reporting and backup withholding tax on distributions paid on Shares or from the disposition of Shares. Information reporting and backup withholding will not apply, however, to a U.S. Participant that is a corporation or is otherwise exempt from information reporting and backup withholding and, when required, demonstrates this fact. Backup withholding also will not apply to a U.S. Participant that furnishes a correct taxpayer identification number and certifies on a Form W-9 or successor form, under penalty of perjury, that it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Participant that fails to provide the correct taxpayer identification number on Form W-9 or successor form may be subject to penalties imposed by the IRS. Backup withholding, currently at a 28% rate, is not an additional tax, and any amount withheld under these rules will be allowed as a refund or credit against a U.S. Participant's U.S. federal income tax liability if the required information is timely furnished to the IRS.

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation.  For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts.  The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity.  U. S. Holders may be subject to these reporting requirements unless their Shares are held in an account at certain financial institutions.  Penalties for failure to file certain of these information returns are substantial.  U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder.  A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement.  Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

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